  Exhibit 10.3
CONFIDENTIAL TREATMENT REQUESTED

The confidential portions of this exhibit have been delivered separately to the Securities and Exchange Commission pursuant to a confidential application for confidential treatment in accordance with Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN [***].

LICENSE AGREEMENT

BETWEEN
MOTOROLA MOBILITY LLC.
AND

ZOOM TELEPHONICS, INC.

TABLE OF CONTENTS
1	DEFINITIONS	4
2	GRANT OF LICENSE	6
3	SAMPLES; QUALITY CONTROL	7
4	APPROVED MANUFACTURERS	10
5	CONDITIONS APPLICABLE TO APPEARANCE OF TRADEMARKS	12
6	PROTECTION OF TRADEMARKS	13
7	PRODUCT WARRANTY AND SUPPORT	14
8	ROYALTIES, REPORTS AND SET-UP FEE	15
9	SALES AND MARKETING	17
10	TERM AND TERMINATION	18
11	POST TERMINATION RIGHTS AND OBLIGATIONS	20
12	CONFIDENTIALITY AND INTELLECTUAL PROPERTY	21
13	EXPORT; NO TRANSSHIPPING	23
14	REPRESENTATIONS AND WARRANTIES	24
15	INDEMNITY AND INSURANCE	25
16	DISPUTE RESOLUTION	27
17	FORCE MAJEURE	27
18	LIMITATION OF LIABILITY	28
19	COMPLIANCE WITH LAWS	28
20	INTELLECTUAL PROPERTY	28
21	PRESS RELEASES	29
22	ETHICS AND CONFLICTS OF INTEREST	29
23	NOTICES	29
24	ASSIGNMENT OF RIGHTS AND SUBLICENSE	30
25	FREEDOM OF ACTION	30
26	APPROVALS	31
27	WAIVER OF DEFAULT OR OTHER RIGHTS	31
28	SEVERABILITY	31
29	SECTION HEADINGS	31
30	EXHIBITS	32
31	SURVIVAL	32
32	TIME IS OF THE ESSENCE	32
33	RIGHTS CUMULATIVE	32
34	ENTIRE AGREEMENT	32
35	GOVERNING LAW	33

TRADE MARK LICENSE AGREEMENT

THIS AGREEMENT (“Agreement”) is made between:

BETWEEN

(1)
MOTOROLA MOBILITY LLC., a Delaware Limited Liability Corporation, having its principal office at 222 West Merchandise Mart Plaza, Chicago, IL 60654 , USA (“Motorola”); and

(2)
ZOOM TELEPHONICS, INC., a Delaware Corporation having its principal office at 207 South Street, Boston MA  02111 USA (“Licensee”).

with reference to the following recitals:

A.
Motorola has the right to license certain Trademarks, including MOTOROLA and the Stylized M logo. The Trademarks constitute valuable rights owned and used by Motorola in conducting its business and designating the origin or sponsorship of distinctive branded products by Motorola;

B.
Motorola wishes to grant a license to certain Trademarks to Licensee for use in connection with certain Products;

C.
Licensee wishes to use the Trademarks upon and in connection with the manufacture, sale, marketing, and distribution of certain Products;

D.
Motorola desires to protect the integrity of its Trademarks and to preserve its right to label its products with its Trademarks so as to avoid consumer confusion and to distinguish its products from those of its competitors; and

E.
Licensee and Motorola agree that certain restrictions on Licensee’s use of the Trademarks are necessary to ensure that the Trademarks are not diluted or subject to disrepute in the course of Licensee’s use of them, that Motorola’s reputation is not subjected to disrepute, and that Motorola’s rights in the Trademarks and ownership of the Trademarks are preserved.

NOW, THEREFORE, in consideration of the mutual promises of this Agreement, the parties agree as follows:

1.
DEFINITIONS

1.1
In this Agreement:

“Affiliates” means affiliated, associated or subsidiary companies of Licensee or Motorola (as applicable) or persons or other entities with a common ownership, common management, common control, or interest in or interlocking directorate with, Licensee or Motorola.

 “Approved Sample” means Product or Product Materials that have been delivered to and approved in writing by Motorola’s Representative as provided in Section 3 of this Agreement.

“Approved Manufacturer” means a contract manufacturer or supplier to Licensee of the Product or Product Materials that has been approved by Motorola and that has executed a Manufacturer’s Agreement incorporating all of the terms of the Manufacturer’s Agreement set forth in Exhibit D.

“Authorized Channels” means the channels in the Territory set forth in Exhibit A.

“Business Day” means a day that is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close in Illinois.

 “Days” means calendar days.

“Derivative Works” means any computer program, work, industrial design, ornamental design, product, service, improvement, supplement, modification, alteration, addition, revision, enhancement, new version, new edition, remake, sequel, translation, adaptation, design, plot, theme, character, story line, concept, scene, audio-visual display, interface element or aspect, in any medium, format, use or form whatsoever, whether interactive or linear and whether now known or unknown (including but not limited to sound recordings, phonorecords, computer-assisted media, games, books, magazines, periodicals, merchandise, animation, home videos, radio, motion pictures, cable and television), that is derived directly or indirectly, from any Motorola Intellectual Property Rights, or any part or aspect of any thereof, or that uses or incorporates any of the Motorola Intellectual Property Rights, or any part or aspect of any thereof.

“Effective Date” means January 1, 2016.

 “Intellectual Property Rights” means any and all (by whatever name or term known or designated) tangible and intangible and now known or hereafter existing: (i) rights associated with works of authorship throughout the universe, including but not limited to copyrights (including without limitation the sole and exclusive right to prepare Derivative Works of copyrighted works and to copy, manufacture, reproduce, lend, distribute copies of, modify, publicly perform and publicly display the copyrighted work and all derivative works thereof), moral rights (including without limitation any right to identification of authorship and any limitation on subsequent modification) and mask-works; (ii) rights in and relating to the protection of trademarks, service marks, trade names, internet domain names, goodwill, rights in packaging, rights of publicity, merchandising rights, advertising rights and similar rights; (iii) rights in and relating to the protection of innovations, know-how, trade secrets and confidential, technical, and non-technical information ; (iv) patents, designs, algorithms and other industrial property rights and rights associated therewith; (v) other intellectual and industrial property and proprietary rights (of every kind and nature throughout the universe and however designated) relating to intangible property that are analogous to any of the foregoing rights (including without limitation logos, character rights, “rental” rights and rights to remuneration), whether arising by operation of law, contract, license or otherwise; (vi) registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force throughout the universe (including without limitation rights in any of the foregoing); and (vii) rights in and relating to the sole and exclusive possession, ownership and use of any of the foregoing throughout the universe, including without limitation the right to license and sublicense, franchise, assign, pledge, mortgage, sell, transfer, convey, grant, gift over, divide, partition and use (or not use) in any way any of the foregoing now or hereafter (including without limitation any claims and causes of action of any kind with respect to, and any other rights relating to the enforcement of, any of the foregoing).

“Laws” mean any and all applicable laws, statutes, rules, regulations, including, but not limited to, local and national laws, statutes, rules and regulations, treaties, ministerial guidance or guidelines, voluntary industry standards, association laws, codes, etc. pertaining to any activities of Motorola or any third party engaged by Motorola in connection with the performance of the obligations arising under this Agreement.

“Manufacturer’s Agreement” means an agreement among Motorola, Licensee and a manufacturer or supplier of the Product or Product Materials incorporating all of the terms of the Manufacturer’s Agreement set forth in Exhibit D.

“Net Sales” means gross sales (the gross invoice amount billed by Licensee or its Affiliate(s) to customers) of the Products, less Product refunds or credits to customers for returned Products.

“Product” or “Products” means specific products or product categories as established in Exhibit A for which the Licensee is authorized under this Agreement and which have been manufactured in accordance with the Product Specification(s) and which bear the Trademarks.

“Product Materials” means packaging, warranty statements, user guides, and other in-box materials, and marketing materials, including but not limited to point-of-sale materials, publicity, advertising, websites, signs, catalogs, product brochures, posters and other materials relating to the Product.

“Promptly” means a reasonable effort to perform within 15 business days.

“Specifications” means the industrial design finishing specifications and engineering specifications for each Product approved by Motorola as provided in section 3.

“Sales Year” or “Sales Years” means a period of time that is twelve months or less in time, as defined in Exhibit A, during which sales of Products are measured.

“Territory” means the authorized countries referred to in Exhibit A subject to the restrictions in Section 13.

“Trademarks” means one or more the trade names, logos, trade dress, trademarks, and service marks referred to in Exhibit B.

2. GRANT OF LICENSE

2.1
 Motorola grants to Licensee, subject to the terms and conditions of this Agreement, the exclusive, non-assignable, limited right and license during the Term to use the Trademarks upon the Products and in connection with the manufacture, sale, marketing and distribution of the Products through Authorized Channels in the Territory.

2.2 Licensee may manufacture Products or have Products manufactured for it anywhere in the world subject to the terms of this Agreement including the restrictions and obligations of Sections 2.1, 3, 13, and 19 of this Agreement.

2.3 Licensee is further authorized to use in the Territory the Trademarks in Product Materials directly related to Products including the use of the Trademarks and in publicity, advertising, signs, catalogs, product brochures, packaging, point-of-sale materials, websites, and other forms of advertising, subject to the terms and conditions of this Agreement.

2.4 Co-branding. Licensee may not include any other trademarks, other than the licensed Trademark, on the Products, without the express written permission of Motorola. For purposes of clarification, the forgoing prohibition includes co-branding with Licensee’s own trademarks (including product names), or third party trademarks.

2.5 MSI License. Notwithstanding anything herein to the contrary, the licenses granted hereunder are subject to the terms and conditions of, and shall not be construed to grant any rights exclusively granted pursuant to the MSI License.

2.6 No Use as Business Name. Licensee shall not use, or permit, direct or encourage a third party to use, the Trademarks or any other designation of origin that is confusingly similar thereto in or as part of (i) any corporate name, “d/b/a,” business name, fictitious name, partnership name or other identifier (without limiting Licensee’s rights to use the Trademarks as pursuant to Section 2.1), or (ii) any domain name; in each case, except with the express written permission of Motorola.

2.7 Reservation of Rights. All rights not expressly granted herein are reserved by Motorola and its Affiliates. Without limiting the foregoing, Licensee shall have (i) no right to use any other trademarks of Licensor, its licensors or their respective Affiliates, and (ii) no license is granted hereunder for the use of the Trademarks for any purpose, in any territory, or on any product or for any use through any channel of distribution other than as expressly set forth herein.

3.
SAMPLES; QUALITY CONTROL

3.1 Motorola shall provide Licensee with artistic renderings of the Trademarks and with Trademark Use Guidelines, as provided in Exhibits B and C. Licensee shall use the Trademarks only as provided in the artistic renderings provided by Motorola and shall comply with the Trademark Use Guidelines provided by Motorola.

3.2             Licensee may propose the Products to market and sell under this Agreement by submitting sketches or other artistic renderings to Licensor. Licensor may provide the sketches to its internal design department or external design consultants for comment and revision. If Licensor approves the product sketches, Licensee shall then submit finishing specifications and engineering specifications for approval by Licensor. When approved by Licensor, these documents shall be the Specifications for the Product. Motorola’s approvals do not modify Licensee’s representations, and warranties or eliminate Licensee’s indemnification obligations as provided in Sections 14.2 and 15.1.

3.3             Prototypes. Licensee shall produce and submit to Motorola one or more prototypes of the proposed Product. Motorola agrees to Promptly review the prototype(s) and to notify Licensee of its decision in writing to designate the prototype(s) as approved or not approved. Motorola may approve or disapprove any prototype in its sole discretion. Motorola’s approvals do not modify Licensee’s representations, and warranties or eliminate Licensee’s indemnification obligations as provided in Sections 14.2 and 15.1.

3.4             Sample Product Materials. Licensee shall produce and submit to Motorola one or more samples of all Product Materials it proposes to use in connection with the Product. If Licensee plans to make any advertising claims in the Product materials it shall submit substantiation of the claim(s) with the samples. Any Product Materials that are not produced in English shall be accompanied by an English translation. Motorola agrees to Promptly review the sample(s) and to notify Licensee of its decision in writing to designate the sample(s) as approved or not approved. Motorola may approve or disapprove any sample in its sole discretion. Motorola’s approvals do not modify Licensee’s representations, and warranties or eliminate Licensee’s indemnification obligations as provided in Sections 14.2 and 15.1.

3.5             Checklist. Motorola shall provide Licensee with a checklist of requirements for final approval of the Product, including, but not limited to, analyses of Licensee’s or its proposed manufacturer’s quality control practices, and the results of quality testing of the proposed Product. Motorola reserves the right to require Licensee to perform certain quality tests at Motorola qualified testing labs. Licensee must meet all checklist requirements in order to obtain final approval of the Product. Motorola’s approvals do not modify Licensee’s representations, and warranties or eliminate Licensee’s indemnification obligations as provided in Sections 14.2 and 15.1.

3.6             Licensee must obtain Motorola’s written approval of final production samples of each Product and all Product Materials, prior to the sale, publication, distribution or use of such Product and/or Product Materials. Licensee shall furnish, at no cost to Motorola, final production samples of each Product and corresponding Product Materials to Motorola’s Representative, who may retain such final samples at Motorola’s discretion. Motorola agrees to Promptly notify Licensee in writing if it approves of such final production samples of each Product and final production samples of Product Materials If such Product and/or Product Materials are not approved, Motorola will advise Licensee of the reasons for the rejection. Licensee shall make all corrections at its expense and re-submit the proposed Product or Product Materials, or withdraw the proposed Product and/or Product Materials from consideration. Motorola may approve or disapprove any sample in its sole discretion. Motorola’s approvals do not modify Licensee’s representations, and warranties or eliminate Licensee’s indemnification obligations as provided in Sections 14.2 and 15.1.

3.7             Licensee agrees that, once approved, it will not make any changes to an approved Product or Product Materials without seeking new approval from Motorola. Individual Approved Products may not be bundled together without separate approval of the bundle and its Product Materials. Each Product and the Product Materials shall at all times: (i) conform to the terms of this Agreement; (ii) conform to the Trademark Use Guidelines and the Specifications and (iii) be the same in appearance, form, fit, function, quality and regulatory compliance to the Approved Sample of the Product and/or Product Materials. If at any time the Product and/or Product Materials fail to meet these requirements, Licensee shall Promptly, but in no event later than thirty (30) days of becoming aware of such failure, make all changes necessary to bring such Product and/or Product Materials into conformance, or cease using the Trademarks on a nonconforming Product and/or Product Materials, or cease selling the Product and distributing the Product Materials. In addition, Licensee may be required by Motorola within ten (10) business days after becoming aware of such nonconformance, to take steps to withdraw any nonconforming Products and/or Product Materials from the market if it is determined by Motorola to be a nonconformance creating significant safety, quality, customer satisfaction or negative brand impact issues.

3.8             If requested by Motorola due to reasonable concerns over nonconformance with the Approved Samples, Licensee shall, at its own expense, submit to Motorola the results of inspections and tests that have been performed by a Motorola approved independent testing laboratory on randomly selected samples of each Product to show conformance. In addition, Motorola may require Licensee, at Licensee’s own expense, to perform tests at an independent laboratory approved by Motorola to show conformance of the Product with the Specifications. At its sole discretion, Motorola may purchase the Product, at its own expense, and review the Product and Product Materials to ensure that they conform to the Specifications and conform in appearance, form, fit, quality, function and regulatory compliance to the Approved Samples.

3.9             Upon five (5) business days’ notice to Licensee, Motorola shall have the right to conduct or have conducted, during regular business hours, an examination of Products manufactured by or for Licensee (including those assembled or tested) at Licensee’s facilities to determine compliance of such Products with the Specifications and the Approved Sample(s) and the Trademark Guidelines.

3.10           Costs. Motorola and Licensee shall each bear their own costs, including, but not limited to, reasonable and necessary travel and inspection services associated with the inspection and testing of Products for conformance with the requirements of this Section 3 , except that Licensee alone shall bear any costs associated with the inspection and testing of Products that are conducted by an independent testing laboratory as referenced in Section 3.5 and shall bear the cost of the samples referenced in this Agreement.

3.11           Licensee acknowledges that Motorola considers Motorola’s quality assurance programs for its products to be essential for maintaining its superior reputation and goodwill, the safeguarding of which is of primary consideration in entering into this Agreement. In consideration of this, Licensee agrees to develop and implement a quality improvement program for the Products, the requirements for which will be determined by mutual agreement. This plan may include data retention requirements in addition to those otherwise specified in this Agreement, tests of the Products, and Product/Process improvements as reasonably deemed necessary by Motorola.

3.12           Licensee shall upon reasonable notice participate in quality meetings whenever deemed necessary by Motorola. Licensee agrees upon reasonable notice to participate in quality training whenever deemed appropriate by Motorola.

3.13           Licensee shall provide Motorola with on-going lot acceptance histogram data per Motorola specified format for each shipment of Product units for quality assurance review. Licensee shall provide the previous month’s data by the 15th day of each month. This requirement shall be in effect from the effective date of this Agreement and continue until Motorola determines that the manufacturing process and the Products are stable.

3.14           Licensee shall institute a product quality program as required by Motorola that generates monthly quality reports, the content of which shall be determined by mutual agreement, covering items such as total defects per hundred unit (“DPHU”), yields, sigma for each process, Pareto, corrective actions and other items reasonably deemed necessary to maintain and track Product quality. Licensee shall provide the previous month’s data by the 15th day of each month.

3.15           Licensee shall comply with Motorola quality metrics that are appropriate to the Product as a conformance standard such as statistical product control (“SPC”) limit DPHU > 2, Manufacturer’s final quality audit (“FQA”) 0.0% Critical, 0.2% Major and 1% Minor constituting a Stop Build/Ship condition with fifteen (15) days maximum to recovery. If these metrics are not met it will constitute a Stop Build/Ship condition and Licensee will have fifteen (15) days maximum to recovery.

3.16           Licensee shall institute an Out-of-Box Testing program as required by Motorola that yields Out-of-Box (OOB) defect rate data.0.0% Critical, 0.2% Major and 1% Minor . Motorola shall have the right to reject lots that test above the acceptable minimum OOB defect standards.

3.17           Licensee shall comply with products manufactured by the Approved Manufacturer hereunder are required to have in-service reliability and failure rates reasonably comparable to competing high volume models, but in no event higher than 2% field failure rate per month.

3.18           If Licensee or any Approved Manufacturer receives notice of any recall, proposed recall or government warning letter regarding the Products, Licensee shall comply with the notice and shall immediately notify Motorola and shall provide Motorola with a detailed corrective action plan.

4.
APPROVED MANUFACTURERS

4.1            Licensee must obtain Motorola’s written consent prior to using any third party to manufacture or to supply Licensee with any Product or Product accessory (including batteries). Licensee shall forward to Motorola a written list of proposed manufacturers or suppliers and the Product or Product accessories that each is to manufacture or supply and the location(s) where they shall be manufactured. Motorola may inspect the proposed manufacturing facilities and Motorola may request any additional business or credit information regarding the proposed manufacturer or supplier it deems necessary to make a determination. Motorola shall notify Licensee of its decision to approve or disapprove a proposed manufacturer in writing and, if not approved shall explain the reasons for its disapproval. A manufacturer or supplier who is so approved is an Approved Manufacturer for only that Product or Product accessory for which it is approved and only after executing a Manufacturer’s Agreement.

4.2             Prior to manufacturing any Product or using any manufacturer to manufacture any Product, Licensee shall execute a Manufacturer’s Agreement or have the proposed manufacturer execute a Manufacturer’s Agreement that has terms that are legally enforceable in the jurisdiction in which the Product or Product accessories are manufactured or supplied and includes at least the same terms and conditions as those set out in the Manufacturer’s Agreement in Exhibit D. Licensee may include additional terms in the Manufacturer’s Agreement provided they do not result, in the opinion of Motorola, in a reduction in the protections and remedies available to Motorola under the terms in Exhibit D. A copy of the executed Manufacturer’s Agreement shall be delivered to Motorola before the Licensee or any Approved Manufacturer may commence the manufacture or supply of any Product or Product accessories.

4.3 Should either party become aware of any applicable laws or regulations in any jurisdiction in the Territory that are inconsistent with the provisions and intent of the Manufacturer’s Agreement, it shall notify the other party within five (5) days of becoming aware of such inconsistency.

4.4             If Motorola determines that the Licensee or an Approved Manufacturer has breached any Manufacturer’s Agreement, Motorola shall advise the Licensee of a breach or to enforce the Manufacturer’s Agreement against the breaching Approved Manufacturer. Breaches shall include failure of the Licensee or an Approved Manufacturer to meet any of its obligations included in the terms of the Manufacturer’s Agreement in Exhibit D. Licensee will comply with the Manufacturer’s Agreement or will enforce the Manufacturer’s Agreement against the breaching Approved Manufacturer by obtaining a cure of the breach or terminating the Manufacturer’s Agreement within thirty (30) days from Motorola’s notice to Licensee. If the Licensee or the Approved Manufacturer fails within this thirty (30) day period to cure such breach to the satisfaction of Motorola, the Licensee or that Approved Manufacturer shall immediately be terminated as an Approved Manufacturer and all rights to manufacture Product and/or Product Materials under this Agreement are immediately terminated.

4.5             If Licensee determines that an Approved Manufacturer has breached any Manufacturer’s Agreement, Licensee shall immediately give notice to Motorola of such breach. Licensee will enforce the Manufacturer’s Agreement against the breaching Approved Manufacturer by obtaining a cure of the breach or terminating the Manufacturer’s Agreement within thirty (30) days of Licensee’s determination. Licensee acknowledges that any failure by Licensee to comply with the Manufacturer’s Agreement or to enforce or terminate any Manufacturer’s Agreement against a breaching Approved Manufacturer in accordance with Sections 4.4 and 4.5 is a material breach of this Agreement, and that such failure will cause irreparable harm and damages to Motorola.

4.6             If Licensee fails or refuses to immediately comply with or enforce the Manufacturer’s Agreement against the breaching Approved Manufacturer in accordance with Sections 4.4 and 4.5, Motorola shall have the right to enforce the provisions of the Manufacturer’s Agreement relating to use and registration of the Trademarks and/or Copyrights against the Licensee or the breaching Approved Manufacturer. In such cases, the cost of enforcing the Manufacturer’s Agreement, including but not limited to attorneys fees, shall be paid by Licensee, whether the Manufacturer’s Agreement is enforced by Motorola or Licensee. Licensee agrees to cooperate fully with Motorola, at Licensee’s own expense, if Motorola enforces the provisions of the Manufacturer’s Agreement relating to use and registration of the Trademarks and/or Copyrights breached by an Approved Manufacturer.

4.7             Upon seven (7) business days’ notice to Licensee, who shall in turn notify any pertinent Approved Manufacturer, Motorola shall have the right to inspect or have inspected, at Motorola’s expense, the manufacturing facilities of the Approved Manufacturer during regular business hours to determine compliance with the terms of the Manufacturer’s Agreement and compliance of the Products, Product accessories and/or Product Materials with the Specifications and Approved Sample(s) being manufactured at Approved Manufacturer’s facilities. If at any time the Products, Product accessories and/or Product Materials fail to conform to the Specifications or are not the same in appearance, form, fit, function and regulatory compliance to the Approved Sample(s), Motorola or its authorized representative shall so notify Licensee. Upon such notification, Licensee shall Promptly, but in no event later than thirty (30) business days, work with the Approved Manufacturer to make all changes necessary to bring such Products, Product accessories and/or Product Materials into conformance, or cease using the Trademarks on such nonconforming Products and/or Product Materials, or cease selling such Products. In addition, Licensee, at its cost, may be required by Motorola within ten (10) business days after becoming aware of such nonconformance, take steps to withdraw any nonconforming Products, Product accessories and/or Product Materials from the market if reasonably determined by Motorola to be a nonconformance creating significant safety, quality, customer satisfaction or negative brand impact issues.

5.
CONDITIONS APPLICABLE TO APPEARANCE OF TRADEMARKS

5.1             Motorola may modify the Trademarks Use Guidelines regarding the style, appearance and manner of use of the Trademarks as necessary, in its sole discretion. If Motorola requires Licensee to implement such changes, it shall give written notice to Licensee of any such change(s). Licensee shall Promptly implement the revised Trademarks Use Guidelines on a running change basis, but in no event later than one hundred twenty (120) business days of Licensee’s receipt of Motorola’s notification of any change in the Trademarks Use Guidelines. Any use of the Trademarks not specifically provided for by the Trademarks Use Guidelines shall be adopted by Licensee only upon prior approval in writing by Motorola.

5.2             Motorola may require that the following notice, all or in part, be used on the Products and/or Product Materials to identify the licensed use under the Agreement and the proprietary rights of Motorola:

Motorola TM attribution statement for Licensee packaging:

Manufactured, distributed or sold by (INSERT LICENSEE NAME HERE), official licensee for this product.  MOTOROLA and the Stylized M Logo (and/or insert other Marks, as applicable) are trademarks or registered trademarks of Motorola Trademark Holdings, LLC. and are used under license. All other trademarks are the property of their respective owners. © 20XX Motorola Mobility LLC. (with X being the date of publication) All rights reserved..

Please contact customer service at XXX-XXX-XXXX (INSERT CUSTOMER SERVICE NUMBER HERE) for questions/comments, warranty, support or service related to this product.

Motorola TM attribution statement for Licensee Collateral:

MOTOROLA and the Stylized M Logo (and/or insert other Marks, as applicable) are trademarks or registered trademarks of Motorola Trademark Holdings, LLC. and are used under license. . All other trademarks are the property of their respective owners. © 20XX Motorola Mobility LLC. (with X being the date of publication) All rights reserved..

5.3             Motorola may require through written notice that Licensee adopt and use different Trademarks and/or Product Materials specifications for different countries in the Territory, and Licensee agrees to be bound by such requirements of Motorola.

6.
PROTECTION OF TRADEMARKS

6.1             Licensee acknowledges that Motorola is the exclusive owner of the Trademarks and any trademark incorporating all or any part of the Trademarks. Without limiting the foregoing, Licensee hereby assigns to Motorola all right, title and interest in the Trademarks, together with the goodwill attaching thereto that may inure to Licensee in connection with this Agreement or from its use of the Trademarks hereunder. Licensee agrees to execute and deliver such documents as necessary for Motorola to register Licensee as registered user or permitted user, or to withdraw Licensee as a registered user or permitted user, of the Trademarks. All use of the Trademarks by Licensee shall inure to the sole benefit of Motorola. Licensee shall cooperate and shall execute all papers reasonably requested by Motorola to affect further registration, maintenance and renewal of the Trademarks at the sole expense of Motorola.

6.2             Licensee will not attempt in any country or territory to register, nor encourage or assist a third party to register, the copyright, or to register as a trademark, internet domain name, design patent or industrial design, any portion of the Motorola Intellectual Property Rights or derivations or adaptations thereof, or any work, symbol or design that is so similar thereto as to clearly suggest associations with or sponsorship by Motorola. In the event of any breach of the foregoing, Licensee agrees to terminate the unauthorized registration activity and to execute and deliver, or cause to be delivered, to Motorola such assignments and other documents as Motorola may require to transfer to Motorola all rights to the registrations, patents or applications involved. Licensee will not, nor will it encourage or assist a third party to, challenge the validity or ownership of any patent, copyright, trademark, internet domain name, or other Intellectual Property Rights or registrations of Motorola.

6.3             If Licensee learns of any infringement of the Trademarks or Copyrights or of the existence, use or promotion of any mark or design similar to the Trademarks or the Copyrights, Licensee shall Promptly notify Motorola. Motorola shall have the sole right and discretion to decide what legal proceedings or other action, if any, shall be taken, by whom, how such proceedings or other action shall be conducted. Any legal proceedings instituted pursuant to this Section 6.3 shall be for the sole benefit of Motorola. Licensee shall, at the request of Motorola, cooperate and assist Motorola in any such suit or action, provided that Motorola will reimburse Licensee for all documented reasonable costs, including attorneys’ fees.

6.4             In the performance of this Agreement, Licensee shall comply with applicable Laws and regulations, and those Laws and regulations particularly pertaining to the proper use and designation of trademarks in the countries of the Territory. Should Licensee be or become aware of any applicable Laws or regulations that are inconsistent with the provisions of this Agreement, Licensee shall Promptly notify Motorola of such inconsistency. The parties then, shall in good faith, negotiate a modification to this Agreement such that it complies with applicable law and regulations or Motorola may terminate the license and rights granted hereunder in that jurisdiction, and the Territory set forth in Exhibit A shall be appropriately amended.

7.
PRODUCT WARRANTY AND SUPPORT

7.1             Licensee shall provide a warranty and support service plan for each Product. Licensee must obtain Motorola’s written approval of the warranty and support service plan for each Product prior to the manufacture of the Product for each country in the Territory. Licensee shall specify the warranty and support service plan it will provide for each Product in the Product Specification or otherwise provide it to Motorola in writing. Such warranty shall, at a minimum, provide a one-year warranty period and comply with the requirements set forth in Exhibit E, unless otherwise approved in writing by Motorola. Motorola agrees to Promptly notify Licensee if it approves the warranty and support plan or, if not approved, Motorola will advise the Licensee of corrections required by Motorola for the warranty and support service to be approved. Any approval by Motorola shall not relieve Licensee from its obligations set forth in this Agreement, including but not limited to complying with local laws on warranties in the Territories the Products are sold.

7.2             Licensee will be fully responsible for all end user support service and warranty costs, including but not limited to the following (if applicable): transportation costs, Product replacements, service labor, field repair, refunds, returns, and other customer concessions to ensure each customer’s satisfaction for the duration of the applicable warranty period. Motorola may require Licensee to halt sales or to recall Product in whole or in part or to take other corrective actions where Motorola reasonably determines customer satisfaction, quality, safety, returns or compliance problem(s) exist.

7.3             All Product packaging shall include a conspicuous use of the telephone number for Licensee’s customer service department or customer service representative so that any questions regarding support service for the Products including warranty can be directed by the consumer or by Motorola to Licensee. At its sole discretion, Motorola may also require the Licensee to affix a sticker on each Product indicating the telephone number of Licensee’s customer service department. Licensee shall provide the telephone number and address for customer service and warranty repair to Motorola for each Product before the initial sale of such Product. If Motorola determines an excess number of questions regarding any Product have been directed by the consumer to Motorola, Motorola and the licensee shall mutually agree on a corrective action. If a reasonable corrective action cannot be agreed to, Motorola may require Licensee to withdraw such Product from the market or require Licensee to pay Motorola for future costs incurred related to such questions.

7.4             Throughout the period during which the warranty for any Product is in effect, Licensee shall provide a well-manned toll-free (where available) telephone service number for receipt of service calls for the Products. At a minimum, such telephone service number shall operate manned with live personnel between the hours of 08:30hr - 17:00hr local time for all time zones in which the Products are sold. At all other times, such telephone service number shall have, at a minimum, an automated message specifying the times during which the service number shall be manned with live personnel.

7.5             Licensee will collect, and maintain, and, upon request, deliver to Motorola all applicable data and records relating to Product returns, Product warranty and warranty service rendered. In addition, Licensee shall prepare monthly reports regarding Product Returns, Product Warranty, and warranty service rendered, due to Motorola the 15th day after the close of the month In addition, within thirty (30) days after the end of each quarterly period, Licensee shall furnish to Motorola a statement summarizing all significant problems and quality issues reported to Licensee’s customer service department for each Product in the preceding quarter.

8.
ROYALTIES, REPORTS AND SET-UP FEES

8.1             Licensee agrees to pay Motorola a royalty equal to a percentage, as shown in Exhibit A for each Product, of all Net Sales for the Products (”Royalty”). The Royalty for each Sales Year shall be at least the Minimum Royalty amount shown in Exhibit A. Licensee shall pay the Royalties in quarterly periods ending on the last day of March, June, September and December during the Sales Year. The Royalty obligation shall accrue upon the sale of the Products regardless of the time of collection by Licensee. For purposes of this agreement, Products shall be considered “sold” on the date when such Products are billed, invoiced, shipped or paid for, whichever event occurs first, provided that Products sold on consignment shall be deemed “sold” when such products are billed, invoiced, or paid for, whichever event occurs first. No deductions shall be made for uncollectible accounts. Royalties will be paid in US dollars. If the gross sale price is expressed in any currency other than United States Dollars, the royalty rate shall be applied to that currency converted to United States Dollars based upon the exchange rate that appears in the “Currency Trading” section of the Eastern Edition of The Wall Street Journal on the last day of the quarterly period in which the royalties become due.

8.2             On or before the fifteenth (15th) day following each calendar quarter during the Sales Year, as set forth in Exhibit A, Licensee shall make a quarterly payment to Motorola which shall be calculated as follows: The greater of the year-to-date Minimum Royalty due or the year-to-date Royalties due, minus the actual Royalty payments made for the Sales Year. The Minimum Royalty due in each quarter shall be the Minimum set forth in Exhibit A divided by the number of whole quarters for the Sales Year. Neither the expiration nor the termination of this Agreement shall relieve Licensee from its Royalty and Minimum Royalty payment obligations.

8.3             Fifteen (15) days after the close of each month, Licensee will also furnish to Motorola, on forms provided or approved by Motorola, a statement of Net Sales and number of units of all Products sold by country within the Territory during the immediately preceding month and statements of other information as the forms may require. Such statements shall be sent via email to Nadim Halabi at nhalabi@motorola.com. Such statements will be certified true and correct by a duly authorized officer of Licensee if Licensee is a corporation or by a principal of Licensee if Licensee is a partnership or sole proprietor. In the event Licensee does not provide Motorola with payment of the required royalties as provided or does not provide the required reports, Licensee agrees to pay interest on the royalties as provided in paragraph 8.10 from the due date until the date royalties are paid to Motorola and the corresponding monthly reports are made and delivered to Motorola.

8.4             Credits for Products for which royalties were previously paid shall be made against royalties in the quarter the Product returns are received and credited to Licensee’s customers.

8.5             The Licensee shall pay in U.S. Dollars to Motorola a one-time, non-refundable license setup fee in the amount set forth in Exhibit A by no later than January 1, 2016. The setup fee is not a royalty payment and is incremental to royalties for the first Sales Year.

8.6             All payments shall be electronically transferred to Motorola with all electronic transfer fees to be paid by Licensee at:

[*****************]
[*****************]
[*****************]
[*****************]
[*****************]
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8.7             During the term of this Agreement and for at least five (5) years following the termination or expiration of this Agreement, Licensee and its Affiliates shall maintain at Licensee’s or its Affiliate’s principal office such books and records including but not limited to production, inventory and sales records (collectively “Books and Records”) as are necessary to substantiate that (i) all statements submitted to Motorola hereunder were true, complete and accurate, (ii) all royalties and other payments due Motorola hereunder shall have been calculated and paid to Motorola in accordance with the provisions of this Agreement, and (iii) no payments have been made, directly or indirectly, by or on behalf of Licensee to or for the benefit of any Motorola employee or agent who may reasonably be expected to influence Motorola’s decision to enter this Agreement or the amount to be paid by Licensee under this Agreement. (As used in this Section, “payment” shall include money, property, services, and all other forms of consideration.) All Books and Records shall be maintained in accordance with generally accepted accounting principles consistently applied, and Licensee shall have its financial statements audited annually. During the term of, and for five (5) years after the termination or expiration of this Agreement, the Books and Records shall be open to inspection, audit, and copy by or on behalf of Motorola during business hours.

8.8             If any examination reveals that Licensee has underpaid the royalty, Licensee shall pay the shortfall to Motorola within ten (10) days of being notified of the shortfall. Motorola shall bear the costs and expenses of conducting each examination. However, if the examination reveals that Licensee has underpaid the royalty by more than five percent (5%) of the actual amount due in any one-year period, Licensee shall pay to Motorola the shortfall, plus interest as provided in section 8.10 and Licensee shall reimburse Motorola for all costs and expenses incurred in conducting the examination.

8.9             Licensee shall pay any tax (and any related interest and penalties), however designated, imposed solely as a result of the existence or operation of this Agreement including any tax that Licensee is required to withhold or deduct from payments to Motorola, except (i) any such tax constituting an income tax imposed upon Motorola by any governmental entity within the United States proper (the fifty (50) states and the District of Columbia); and (ii), if the aforesaid office of Licensee is located in or relocated to a jurisdiction outside of the United States proper, any foreign tax imposed on Motorola or any of its subsidiaries if such tax is allowable as a credit against U.S. income taxes of any of such companies. In the case of taxes imposed pursuant to sub-section (ii) of this section, Licensee shall furnish Motorola with any evidence required by United States taxing authorities to establish that such tax has been paid.

8.10           Interest. Any payment or underpayment under this Agreement that is delayed beyond the due date shall be subject to an interest charge, calculated on the due date and monthly thereafter, of four percent (4%) over the United States prime rate (as reported by the Wall Street Journal on the due date and monthly thereafter) per annum, compounded monthly until paid, on the unpaid balance, payable in United States dollars. If the amount of such interest exceeds the maximum interest rate permitted by law, such fee shall be reduced to such maximum.

9.
SALES AND MARKETING

9.1             Licensee shall provide Motorola with written descriptions in such detail as may be requested from time to time by Motorola of Licensee’s marketing and distribution program before the program’s implementation or modification. Licensee shall not proceed with the implementation of the initial program or any modification of its marketing and distribution program without obtaining Motorola’s prior approval.

9.2             Licensee agrees to attend an annual Planning Meeting and Operations Review with Motorola to review its performance in comparison with previously projected goals and objectives and to adopt goals and objectives for the coming year. Prior to the Operations Review, Motorola agrees to provide Licensee with a list of relevant issues and questions to be addressed, and the Licensee agrees to address the issues and questions in the meeting. In addition, Licensee agrees to develop and present a detailed sales marketing plan with projected goals and objectives for the coming year. The sales marketing plans shall be structured in collaboration with Motorola. The Planning Meeting and Operations Review shall take place at a mutually agreed location during the 4th calendar quarter of the year. In addition, at the discretion of Motorola, and at Licensee’s expense, Licensee agrees to attend semi-annual or other required performance review meetings with Motorola.

9.3             Throughout the term of this Agreement, Licensee agrees to promote the sales of Products in Licensee’s business operations in the Territory. Licensee agrees to make a good faith effort to achieve the Minimum Royalty for each Sales Year (as shown in Exhibit A) through sale of Products.

9.4             Licensee agrees not to offer, without prior written approval from Motorola, branded products that are substantially similar in function and in appearance to Products, except for the Trademarks. Motorola acknowledges that the foregoing restriction is intended only to prohibit Licensee from offering items that are substantially similar to the Products under a different brand name, and is not intended to prohibit Licensee from offering non-Trademarks branded products generally. In the event the parties mutually agree to customizations that differentiate the Products by including in appearance elements that create an identity associated with the Products, Licensee agrees to use and limit such customizations to Products sold under this Agreement unless Motorola agrees in writing to their use for other products. Neither party assigns to the other party any rights in its industrial designs, technology, and/or Intellectual Property Rights in and associated with the Products unless specifically agreed to in writing by the owner.

9.5             Advertising Reserve. Licensee agrees to reserve a minimum of 2% of wholesale price and use it for advertising, merchandising and promotion of the Product. Licensee will provide a report at the Annual Operations Review and Planning meeting detailing how the advertising reserve was used. If Licensee fails to provide a detailed report demonstrating that the advertising reserve was used for advertising, merchandising and promotion activities related directly to the Product(s), Licensee shall pay the amount of the reserve to Licensor as a penalty.

9.6             In order to preserve the value and integrity of the Trademarks, the parties agree that the Products will be sold only in channels where the suitability of the trading premises and the technical competence of the resellers are of sufficient quality and reliability and are appropriate for the resale of the Products consistent with Motorola’s brand image. For the avoidance of doubt, the following channels would satisfy such requirements; department stores (e.g. Sears), chain consumer electronics stores (eg. Best Buy), cable operator stores (e.g. Comcast), and general merchandise stores (e.g. Target). Motorola reserves the right to disapprove or withdraw approval of any specific retailer or distributor if, in Motorola’s reasonable belief, that retailer or distributor does not provide suitable service or competence or maintain a suitable trading premises, or may otherwise subject the Trademarks to devaluation or disrepute in any way.

9.7             Other than warranty replacement Products, Licensee is prohibited from refurbishing and reselling the Products without Motorola’s prior written approval.

9.8             Online Sales. Motorola is in the process of developing an online sales platform in order to consolidate the sale of all Motorola licensed products. At Motorola’s request, Licensee shall work with Motorola’s selected website vendor, at Licensee’s cost, to participate in such online sales platform.

10.
TERM AND TERMINATION

10.1           Unless sooner terminated in accordance with this Agreement, the license and rights granted under this Agreement shall commence on the Effective Date and shall continue in effect until December 31, 2020.

10.2           Without prejudice to any other rights that Motorola may have, Motorola may at any time give notice of termination of this Agreement effective immediately:

10.2.1    If Licensee shall be unable to pay its obligations when due, shall make any assignment for the benefit of creditors, shall file a voluntary petition in bankruptcy, shall be adjudicated bankrupt or insolvent, shall have any receiver or trustee in bankruptcy or insolvency appointed for its business or property, or shall make an assignment for the benefit of creditors; or

10.2.2 If Licensee manufactures, sells, markets, or distributes any Products without obtaining Motorola’s approval as provided for by this Agreement or continues to manufacture, sell, market, or distribute any Products after receiving notice from Motorola disapproving such Products; or

10.2.3     If Licensee breaches any provision of this Agreement relating to the unauthorized assertion of rights in the Trademarks or Copyrights; or

10.2.4     If Licensee breaches any provision of this Agreement prohibiting Licensee from directly or indirectly arranging for manufacture by third parties, assigning, transferring, sublicensing, delegating or otherwise encumbering this Agreement or any of its rights or obligations; or

10.2.5     If reasonable grounds for insecurity arise with respect to Licensee’s performance of this Agreement, and Motorola demands adequate assurance of due performance in writing, and Licensee fails to provide such adequate assurance. within five (5) days after the date of Motorola’s request therefore (or within such other shorter period of time as Motorola may reasonably designate under the then existing circumstances). The parties further agree that if Motorola has requested adequate assurances, Motorola may suspend its performance of this Agreement until Motorola receives such assurance in writing; or

10.2.6     If Licensee shall fail for one hundred and twenty (120) consecutive days to continue the bona fide distribution and sale of the Products in commercially reasonable quantities throughout the Territory. “Commercially reasonable” shall mean sufficient sales to generate 50% of the Minimum Royalty for the 120 day period or 75% or the Minimum Royalty for the Sales Year; or

10.2.7       If Licensee fails to comply with applicable laws or ethical standards as provided in section 19.2 and Exhibit F or refuses to allow an inspection to determine compliance with laws and ethical standards, as provided in section 19.3; or

10.2.8       If the quality in any Products has reached unacceptable levels pursuant to Section 3 and a mutually agreeable action plan to remedy the defects has not been established within seven (7) days from notice by Motorola, or if subsequent quality reports required by Sections 3.3 through 3.18 reveal that the defect rates have not been reduced to the acceptable standard; or

10.2.9       If by June 1, 2016 Licensee has not begun the bona fide distribution and sale of the Products in commercially reasonable quantities in the locations in the Territory agreed in the current marketing and distribution program adopted pursuant to Section 9 of this Agreement; or

10.2.10     If Licensee breaches any provision of this Agreement relating to the Territory, including but not limited to Section 2 and Section 13: or

10.2.11     If Licensee fails to recall or withdraw any nonconforming Products and/or Product Materials from the market after being notified by Motorola or a government entity that it must do so as provided in Section 3.

10.3             Without prejudice to any other rights that Motorola may have, Motorola shall have the right to terminate this agreement for any material breach thirty (30) days after mailing a written notice to Licensee unless the breaches are cured in the reasonable discretion of Motorola within the thirty (30) day period. Material breaches include but are not limited to the following:

10.3.1       If Licensee distributes or uses any Product Materials without obtaining Motorola’s approval as provided for by this Agreement;

10.3.2       If Licensee shall fail to make any payment due hereunder or fails to provide any report or any statement required hereunder;

10.3.3       If Licensee fails to obtain or maintain insurance as required by the Section 15 of this Agreement;

10.3.4       Motorola’s reasonable determination that significant customer satisfaction issues have arisen with any Product;

10.3.5       Licensee fails to enforce or terminate a Manufacturer’s Agreement against a breaching Approved Manufacturer as required in Sections 4.4, 4.5 and 4.6 or such breaching Approved Manufacturer fails to cure such material breach; or

10.3.6       If the quality of the Products does not meet the requirements of Section 3.

11. POST-TERMINATION AND EXPIRATION RIGHTS AND OBLIGATIONS

11.1             If this Agreement is terminated for any cause under Section 10.2, Licensee and Licensee’s receivers, representatives, trustees, agents, administrators, successors or permitted assigns shall have no right after the effective date of termination to manufacture, sell, ship, market or distribute Products or to use any promotional and packaging material relating to the Products and Product Materials. Motorola shall have the right, but not the obligation, to purchase all or part of Licensee’s inventory of Products at cost. Any Products not sold, shipped, and distributed by Licensee prior to termination must, at Motorola’s election, be destroyed or reprocessed so that the Trademarks and Motorola Intellectual Property are no longer present in whole or in part on the Products or on their Product Materials. Upon Motorola’s request, Licensee shall provide evidence satisfactory to Motorola of such destruction or reprocessing of remaining Products or Product Materials.

11.2             After expiration of the initial term and any renewal term(s) of this Agreement or the termination of this Agreement under any provision other than Section 10.2, Licensee may sell, ship, market and distribute in the Territory Products that are on hand or in the process of manufacture at the date of expiration or at the time notice of termination is received for a period of ninety (90) days after the date of expiration or the date of notice of termination, as the case may be, provided that the royalties with respect to that period are paid and the appropriate statements for that period are furnished. Motorola shall have the right, but not the obligation, to purchase all or part of Licensee’s inventory of Products at cost upon expiration of the ninety (90) day sell-off period permitted by this Section 11.2. Unless purchased by Motorola, any Products not sold, shipped, and distributed by Licensee within this ninety (90) day period must, at Motorola’s election, be destroyed or reprocessed so that the Trademarks and the Motorola Intellectual Property are no longer present in whole or in part on the Products or on their Product Materials. Upon Motorola’s request, Licensee shall provide evidence satisfactory to Motorola of such destruction or reprocessing of remaining Products or Product Materials.

11.3             After the expiration or termination of this Agreement and except as provided in Section 11.2, all rights granted to Licensee under this Agreement shall forthwith revert to Motorola, and Licensee shall refrain from further use of the Copyrights and/or the Trademarks or any further reference to the Trademarks and/or the Copyrights, either directly or indirectly, or from use of any marks or designs similar to the Copyrights or the Trademarks in connection with the manufacture, sale, marketing or distribution of Licensee’s products. Licensee also shall turn over to Motorola all molds, silk-screens, and other materials that reproduce the Copyrights or the Trademarks or shall give evidence satisfactory to Motorola of their destruction. Licensee shall be responsible to Motorola for any damages caused by the unauthorized use by Licensee or by others of such molds, silk-screens or reproduction materials that are not turned over to Motorola.

11.4               Licensee acknowledges that its failure to cease the manufacture, sale, marketing or distribution of the Products and the Product Materials at the termination or expiration of this Agreement, except as provided in Section 11.2, will result in immediate and irreparable damage to Motorola and to the rights of any subsequent licensee of Motorola. Licensee acknowledges and admits that there is no adequate remedy at law for failure to cease such activities, and Licensee agrees that in the event of such failure, Motorola shall be entitled to injunctive relief and such other relief as any court with jurisdiction may deem just and proper.

11.5               Within twenty (20) days after expiration or within ten (10) days after notice of termination of this Agreement, as the case may be, Licensee shall deliver to Motorola a written report indicating the number and description of the Products and Product Materials that it had on hand or in the process of manufacture as of the date of expiration or at the time termination notice is received. Motorola may conduct a physical inventory in order to verify such report. If Licensee fails to submit the required written report or refuses to permit Motorola to conduct such physical inventory, Licensee shall forfeit its rights under this Agreement to dispose of such inventory. In addition to such forfeiture, Motorola shall have recourse to all other available remedies.

11.6               If this Agreement is terminated under section 10.2, Licensee’s final statement and payment of royalties, which shall include the difference, if any, between all royalties paid and the full Minimum Royalty for the Term shall be received by Motorola within thirty (30) days after the effective date of termination. After termination of this Agreement under any provision other than Section 10.2, Licensee shall make the next quarterly statement and payment as required by Section 8 and Licensee shall make a final statement and payment of royalties including the difference, if any, between all royalties paid and the Minimum Royalty for the Term to Motorola no later than one hundred (100) days after the effective date of termination. Licensee shall send all payments and statements required by this Section 11.6 in accordance with Section 8.6.

12. CONFIDENTIALITY AND INTELLECTUAL PROPERTY

12.1             Motorola’s “Confidential Information” shall mean Motorola’s business and financial information, information concerning Motorola’s products, specifications, property, data, drawings, schematics, diagrams, dimensions, prints, reprints, customer and vendor lists, pricing and sales information, and Motorola’s customer information provided to Licensee or to which Licensee otherwise gains access. Products created by Motorola for Licensee under this Agreement, submitted or presented by Motorola to Licensee under this Agreement, or jointly developed by the parties are deemed Motorola’s Confidential Information.

12.2             Licensee’s “Confidential Information” shall mean Licensee’s business and financial information, information concerning Licensee’s products and related specifications, property, data, drawings, schematics, diagrams, dimensions, prints and reprints, Licensee’s customer and vendor lists, pricing and sales information, and Licensee’s customer information provided to Motorola by Licensee or to which Motorola otherwise gains access. Products created by Licensee under this Agreement and submitted and presented to Motorola under this Agreement for approval, are deemed Licensee’s Confidential Information.

12.3             Each of the parties and its contractors agrees to maintain the confidentiality of the other party’s Confidential Information furnished in oral, visual, written and/or other tangible form including electronic form, and not disclose such Confidential Information to any third party, except as authorized by the other party in writing. Each party further agrees to keep confidential the terms of this Agreement.

12.4             Each of the parties agrees to restrict disclosure of the other party’s Confidential Information to its employees and contractors who have a “need to know.” Each of the parties agrees that the other party’s Confidential Information shall be handled with the same degree of care that it applies to its own confidential information (but in no event less than reasonable care) and shall not be exported directly or indirectly to any restricted or prohibited country set forth in Section 13 or such other restricted or prohibited countries as may be designated by the United States Department of Commerce except in compliance with the regulations of the Office of Export Control for the United States Department of Commerce.

12.5             Licensee is the “Receiving Party” with respect to Motorola’s Confidential Information and Motorola is the “Receiving Party” with respect to Licensee’s Confidential Information. The parties agree to exclude from these obligations of confidentiality any Confidential Information that the Receiving Party can demonstrate: (i) is wholly independently developed by the Receiving Party without the use of the other party’s Confidential Information; or (ii) is known or becomes known to the general public without breach of this Agreement; or (iii) was known to the Receiving Party without confidential limitation at the time of disclosure by the other party as evidenced by documentation in the Receiving Party’s possession; or (iv) is approved for release by written authorization of the other party, but only to the extent of and subject to such conditions as may be imposed in such written authorization; or (v) is disclosed in response to a valid order to a court, regulatory agency, or other governmental body in the United States or any political subdivision thereof, but only to the extent and for the purposes stated in such order; provided, however, that the Receiving Party shall first notify the other party in writing of the order and cooperate with the other party if the other party desires to seek an appropriate protective order; or (vi) is received rightfully and without confidential limitation by the Receiving Party from a third party.

12.6             In the course of its relationship with Motorola, Motorola may give Licensee access to Motorola’s facility including its manufacturing, distribution or accelerated life testing area. Licensee agrees that the manufacturing, handling or testing techniques, processes, methodologies and know how embodied in equipment and equipment arrangements; equipment supplier names; and products under manufacture, handling or testing in Motorola’s facility are deemed to be Motorola Confidential Information, even if not identified as confidential at the time of disclosure and confirmed in correspondence. In the course of its relationship with Licensee, Licensee may give Motorola access to Licensee’s facility including its manufacturing, distribution or accelerated life testing area. Motorola agrees that the manufacturing, handling or testing techniques, processes, methodologies and know how embodied in equipment and equipment arrangements; equipment supplier names; and products under manufacture, handling or testing in Licensee’s facility are deemed to be Licensee Confidential Information, even if not identified as confidential at the time of disclosure and confirmed in correspondence.

12.7             Upon termination of this Agreement, all Confidential Information transmitted to the Receiving Party by the other party in record bearing media or other tangible form including electronic form, and any copies thereof made by the Receiving Party shall be either destroyed and its destruction certified in writing or, at the other party’s written request, returned to the other party, except that the Receiving Party shall be entitled to retain a secure copy of the other party’s Confidential Information for archival purposes only. Additionally, Motorola agrees to return Licensee’s Confidential Information upon Licensee’s written request, and Licensee agrees to return Motorola’s Confidential Information upon Motorola’s written request.

12.8             Licensee agrees that it will not in any manner use its knowledge of Motorola business for the benefit of any other party or divulge to others information or data concerning Motorola’s business affairs, including the names of customers, names of employees, number or character of contracts, marketing strategies and prices, terms or particulars of Motorola’s business. Licensee will, in all things and in good faith, protect the good will of Motorola’s business and keep confidential its knowledge of such business affairs acquired prior to and during the terms of this Agreement. Motorola agrees that it will not in any manner use its knowledge of Licensee business for the benefit of any other party or divulge to others information or data concerning Licensee’s business affairs, including the names of customers, names of employees, number or character of contracts, marketing strategies and prices, terms or particulars of Licensee’s business. Motorola will, in all things and in good faith, protect the good will of Licensee’s business and keep confidential its knowledge of such business affairs acquired prior to and during the terms of this Agreement.

12.9             The existence of this Agreement, and its terms and conditions, are Confidential Information, and the parties shall not now or hereafter divulge any part thereof to any third party except: (i) with the prior written consent of the other party; or (ii) to any governmental body having jurisdiction to request and to read it; or (iii) as may be required by law or legal processes, for defense of a claim, or to assert or enforce a party’s rights under this Agreement; or (iv) to auditors and accountants representing either party, or (v) to its employees, officers, directors, agents, representatives or affiliates having a “need to know”; provided that, to the extent permissible by law, such divulging party shall impose equivalent confidentiality obligations on the recipient in writing prior to any such divulgence. For any disclosure required by law or legal process, the Receiving Party shall give the Disclosing Party prompt written notice of the request and a reasonable opportunity to object to the disclosure and to seek a protective order or other appropriate remedy, use reasonable efforts to limit disclosure, and disclose only the Confidential Information specifically required and only to the extent compelled to do so, and shall continue to maintain confidentiality after the required disclosure.

13. EXPORT; NO TRANSSHIPING

13.1             Export. Licensee agrees and represents that it is aware of all pertinent export laws and regulations and will not violate them. To the extent that Licensee exports, transports or manufactures or has manufactured any products or technologies in any way connected to the Trademarks and Copyrights, Licensee hereby assures Motorola that it does not intend to and will not, without the prior written consent of the Office of Export Licensing of the U.S. Department of Commerce, P.O. Box 273, Washington, D.C. 20230, exports, transports, manufactures or have manufactured directly or indirectly (i) Products or other items in any way associated therewith or (ii) any technical information provided hereunder in, to or by (a) any individuals or entities listed in the Table of Denial Orders as published from time to time in Supplement No.2 to Part 764 of the above referenced regulations, (b) embargoed countries or foreign nationals of such countries, as may be changed from time to time, under U.S. export laws and regulations or (c) controlled countries and foreign nationals of such countries to the extent such products and technologies are defined as controlled technologies in the U.S. Export Administration Regulations Part 774. Embargoed and controlled countries are defined in the U.S. Export Administration Regulations Parts 740 Supplement No.1, 746 and 772 and currently include Cuba, Iran, Libya, North Korea, Sudan, and Syria.

13.2             No Transshipping. Licensee agrees to limit its distribution of the Products to direct sale by Licensee in the Territory or to resellers of the Products limiting sales, distribution and transfer of the Products to the Territory. Licensee shall not sell, transship, distribute or otherwise transfer products outside the Territory, except to resellers who agree to the preceding limitation in writing. Licensee shall incorporate this limitation into all of its agreements for the resale of the Products and obtain reseller’s acknowledgement and agreement to the limitation. Licensee shall enforce the limitation with its agents, distributors and any other resellers including termination of agency and distribution agreements and termination of further sales to parties violating the terms of the limitation. If Licensee sells or distributes Products outside the Territory, or if Licensee sells or distributes Products to others when Licensee knows or reasonably should know that the Products will then be distributed or sold outside the Territory, such action will be a material breach of this agreement and will result in irreparable harm to Motorola for which money damages will not be adequate. In the event of such material breach, the parties agree that Motorola, in addition to any other remedies it may have at law and/or in equity, may immediately terminate this agreement or require Licensee to recall the products until Licensee can demonstrate that Licensee has instituted policies and procedures to prevent any such occurrences in the future, and licensee has paid Motorola an amount equal to two times the amount of the sales of the Product made outside the Territory as liquidated damages. Licensee further agrees that Motorola shall be entitled to injunctive relief to prevent a threatened or continued material breach and to specifically enforce these provisions. If Licensee sells or distributes Products outside the Territory, Licensee shall reimburse Motorola for all costs and expenses incurred in conducting a subsequent audit under section 8.7.

14. REPRESENTATIONS AND WARRANTIES

14.1             Motorola represents and warrants that it has the power to grant a license of the Trademarks in the Territory and that such grant, to the best of its knowledge, is in compliance with applicable law and does not infringe the rights of any third party. No other warranties, express or implied, are given by Motorola, and all other warranties, express or implied, are expressly disclaimed by Motorola.

14.2             Licensee represents and warrants that at all times:

14.2.1                 Licensee has and shall maintain all rights and licenses needed to sell the Products and to the best of its knowledge the Products do not infringe any patent, copyright, mask work right, moral right, trademark, service mark, trade secret and/or all other Intellectual Property Rights and/or similar rights of any third party. Licensee is solely responsible for all royalties, fees or other payments to secure such rights and licenses for end user customers.

14.2.2                Licensee shall secure and maintain all certifications and requirements to sell the Products and Licensee shall affix all labels on the appropriate area of each Product regarding such certifications and requirements. Licensee shall provide written evidence of such certifications and approvals to Motorola upon Motorola’s request.

14.2.3                All Products are new, and do not contain anything used, except for warranty replacement Products and/or parts provided by Licensee all of which shall be conspicuously labeled as “Used” on the warranty replacement Product and/or part, on the carton, and on the shipping paperwork and Licensee shall have processes, procedures and documentation in place to comply with and substantiate this representation and warranty, and shall provide Motorola with copies of such documentation upon request.

14.2.4                Product Materials shall not claim or suggest that any Products improve the health of users, have therapeutic capabilities, or can help the users to avoid injuries that otherwise might occur through the use of alternative products, or otherwise make any false or misleading claims.

14.2.5                All claims made in connection with the Products and Product Materials are accurate, complete and have been substantiated prior to use in advertising, promotion or on the Products or Product Materials.

14.2.6                Licensee, at its expense, shall be responsible for obtaining and maintaining all licenses, permits and approvals that are required by all appropriate governmental authorities, with respect to this Agreement, excluding any licenses, permits or approvals necessary for Motorola to maintain its rights in the Trademarks and/or Copyrights, and to comply with any requirements of such governmental authorities for the registration or recording of this Agreement and for making payments hereunder. Licensee shall furnish to Motorola within thirty (30) days of receipt of same, written evidence from such governmental authorities of any such licenses, permits, clearances, authorizations, approvals, registration or recording.

14.2.7                All Products are safe for any use consistent with the warranties, specifications and requirements of this Agreement.

14.2.8                All Products are of merchantable quality, and conform to the specifications and requirements of quality in materials, design, and workmanship in this Agreement.

15. INDEMNITIES AND INSURANCE

15.1             Licensee acknowledges that except for claims relating to infringement of Trademark rights, it will have no claims against Motorola for any damage to property or injury to persons arising out of the operation of Licensee’s business. Licensee agrees to indemnify, hold harmless and defend Motorola and all of its past, present, and future officers, directors, employees, customers, agents, Affiliates, successors, assigns and insurers (the “Motorola Indemnitees”) with legal counsel acceptable to Motorola from and against all suits, actions, claims, damages, liabilities, costs and expenses, including attorneys fees, court costs and other legal expenses, arising out of or connected with the Products, Licensee’s acts or omissions, Licensee’s methods of manufacturing, marketing, selling, distributing or use of the Products, the promotional or packaging material relating to the Products, or any breach or violation by Licensee of any provision of this Agreement or of any representation or warranty made by Licensee in this Agreement. Motorola agrees to give Licensee written notice of any claim within ten (10) days of receipt by Motorola. Motorola’s failure to provide written notice of the claim within ten days shall not affect its right to indemnification unless the delay materially prejudices Licensee’s ability to respond to the claim. Licensee shall bear full responsibility for the defense (including any settlements) of any such claim; provided, however, that: (i) Licensee shall keep Motorola informed of, and consult with Motorola in connection with the progress of such litigation or settlement; and (ii) Licensee shall not have any right, without Motorola’s prior written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgement of, any liability or wrongdoing (whether in contract, tort, or otherwise) on the part of Motorola or any Motorola Affiliate.

15.2             Motorola agrees to indemnify, hold harmless and defend Licensee from and against all suits, actions, claims, damages, liabilities, costs and expenses, including attorney’s fees, court costs and other legal expenses, arising out of or relating to infringement of the trademarks or copyrights of any third party by the Trademarks and/or Copyrights so long as such claims arise from Licensee’s promotion or sale of the Products in the Territory and Licensee’s use of the Trademarks and/or Copyrights in accordance with the Control Specifications. Licensee agrees to give Motorola written notice of any claim within ten (10) days business days of receipt by Licensee and agrees to give Motorola control of the defense of the claim and cooperates with Motorola in the defense and any related settlement negotiations. Licensee’s failure to provide written notice of the claim within ten days shall not affect its right to indemnification unless the delay materially prejudices Motorola’s ability to respond to the claim.

15.3              During the term of the Agreement, Licensee will maintain at its own expense, commercial general liability (“CGL”) insurance including contractual liability coverage, products and completed operations in an amount not less than Ten Million Dollars ($10, 000,000.) per occurrence for bodily injury, personal injury and property damage liability for occurrences happening throughout the world. The insurance will be placed with an insurer acceptable to Motorola having a Best’s Rating not less than A-VII. The CGL policy will name MOTOROLA MOBILITY LLC. as an additional insured and provide a minimum thirty (30) days prior written notice of cancellation or material change. Licensee shall furnish Motorola within thirty (30) days after execution of this Agreement or, if earlier, prior to the sale of the Products, with a certificate of insurance referencing this License Agreement and stating thereon the limits of liability, the period of coverage, the parties insured (including Licensee and Motorola), and the insurer’s agreement not to terminate or materially modify such insurance without endeavoring to notify Motorola in writing at least ten (10) days before such termination or modification. The Certificate of insurance will reference MOTOROLA MOBILITY LLC., 222 West Merchandise Mart Plaza, Chicago, IL 60654 U.S.A. Coverage provided for Motorola shall be primary, and any insurance maintained by Motorola shall be in excess and not contributing with any insurance provided by Licensee. Coverage shall be on a claims made basis. Motorola shall not be responsible for the payment of the premiums, charge taxes, assessments, or other costs for the insurance.

15.4              The existence of the insurance shall not mitigate, alter, or waive the indemnity provisions of Section 15.1.

16.  DISPUTE RESOLUTION

16.1              The Parties will attempt to settle any claim or controversy relating to this Agreement through negotiation in good faith and a spirit of mutual cooperation. If those attempts fail to achieve a settlement, then the dispute will be mediated by a mutually acceptable mediator to be chosen by the Parties within forty-five (45) days after written notice by either Party demanding mediation. Neither Party may unreasonably withhold consent to the selection of a mediator, and the Parties will share the costs of mediation equally. The non-binding mediation hearing shall be conducted within forty-five (45) calendar days after the selection of the mediator. Each Party shall bear its own attorney’s fees and other costs. Any mediation shall be conducted in the English language.

16.2             Any dispute that cannot be resolved between the Parties through negotiation or mediation within six (6) months of the date of the initial demand for mediation by one of the Parties may then be submitted to the courts for resolution. The use of any mediation procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either Party. Nothing in this Section will prevent either Party from resorting to judicial proceedings if interim relief from a court is necessary to prevent serious and irreparable injury to that Party or to others. In addition, nothing in this Section shall be construed as applying to disputes regarding the Intellectual Property Rights (including Confidential Information) or Trademarks and/or Copyrights.

17.
FORCE MAJEURE

17.1             The terms of this Agreement are binding upon the parties hereto except where prevented, delayed or interfered with by causes beyond the reasonable control and without the fault or negligence of the non-performing party, including, without limitation, riot, war, or hostilities between nations, governmental regulation (other than action taken in response to Motorola’s or Licensee’s violation or failure to act with respect to any law or governmental regulation, in which case the party at fault shall not be permitted to claim the benefit of this Section 17), acts of God, fire, accidents, strikes or earthquakes.

17.2             The party affected by force majeure shall give notice to the other party of said force majeure event Promptly after the occurrence thereafter, stating therein the nature of suspension of performance and reasons thereof. Such party shall use its best efforts to resume performance as soon as reasonably possible. Upon restoration of the affected party’s ability to perform its obligations hereunder, the affected party will give immediate notice to the other party.

17.3             If the force majeure condition that prevents a party’s performance hereunder shall continue for a period of six (6) consecutive months, and there shall be no reasonable prospect for the immediate cure thereof despite the best efforts of the affected party to cure the same, then either party shall have the right to terminate this Agreement in its entirety and without liability upon ninety (90) days prior notice to the other party.

18.
LIMITATION OF LIABILITY

18.1 Except for third party damages included in settlements and judgments subject to Section15.2 Motorola shall not be liable to Licensee for lost profits, or consequential, indirect, incidental, special or punitive damages, even if advised in advance of the possibility of such damages. Except for judgments subject to Section 15.2, Motorola shall not be liable to Licensee for direct damages in excess of the total Royalties paid by Licensee to Motorola under this Agreement.

19. COMPLIANCE WITH LAWS

19.1 In the performance of this Agreement, Licensee shall comply with applicable laws and regulations in the countries of said Territory. Should Licensee be or become aware of any applicable laws or regulations that are inconsistent with the provisions of this Agreement, Licensee shall Promptly notify Motorola of such inconsistency. The parties then, shall in good faith, negotiate a modification to this Agreement such that it complies with applicable law and regulations and if the parties are unable to successfully negotiate such a modification Motorola may terminate the license and rights granted hereunder in that jurisdiction, and the Territory set forth in Exhibit A shall be appropriately amended.

19.2 Compliance with Laws and Ethical Standards. Licensee, on behalf of itself, its Affiliates, and its suppliers and subcontractors, including any Approved Manufacturers, (“Supply Chain”), represents and warrants that all Products are produced, manufactured and supplied, and Services are rendered, in compliance with applicable laws, rules, regulations and standards, including those concerning environmental protection, freedom of association, wages and humane treatment of workers, as set forth in Exhibit F.

19.3 Inspection of Facilities. Upon five (5) business days’ notice to Licensee, Motorola shall have the right to conduct or have conducted, during regular business hours, an examination of Licensee’s, its Affiliate’s or an Approved Manufacturer’s manufacturing, assembly, testing and business facilities to determine compliance with laws and ethical standards as set forth on Exhibit F.

20. INTELLECTUAL PROPERTY

20.1             No grant or transfer of any of Intellectual Property Rights owned by Motorola is given or intended under this Agreement, including any license implied or otherwise, except as expressly provided in Section 2 of this Agreement. Licensee acknowledges that entities, including but not limited to Motorola, own Intellectual Property Rights that pertain to cellular telephone products or other wireless communication products (“Cellular Telephone Intellectual Property”). Licensee acknowledges that this Agreement (i) does not include a license under such Cellular Telephone Product Intellectual Property for the manufacture, use, sale, import or other disposal of any cellular telephone or other wireless communication products including the Products, and (ii) does not exhaust any of Motorola’s rights in the Cellular Telephone Product Intellectual Property with respect to any claim that is instantiated in or would otherwise be infringed by the Products.

20.2            Licensee understands that other manufacturers supply to Motorola product(s) that are the same or similar to the Products manufactured by Licensee hereunder. Licensee hereby covenants and agrees not to: (a) assert, bring, cause to be brought or threaten to bring against Motorola (or its manufacturers or its customers) (collectively, “Motorola Parties”) any claim, action or proceeding alleging that a Motorola Party’s purchasing, manufacturing, having made, using, importing, offering for sale, selling, providing or otherwise distributing (i) such additional manufacturer’s product(s), or (ii) any Motorola product(s) (including products designed, assembled or manufactured for Motorola by third-parties) (collectively, “Motorola Products”), incorporating such additional manufacturer’s product(s), infringes or misappropriates any of Licensee’s Intellectual Property Rights; and (b) seek to enjoin, or enjoin the supply, import, sale, distribution, or manufacture of (i) such additional manufacturer’s product(s) to or for Motorola, or (ii) the purchase, manufacture, use, import, sale, or distribution of the Motorola Product(s) incorporating such additional manufacturer’s product(s).  The obligations of Licensee in this Section will survive expiration or termination of this Agreement for any such additional manufacturer’s product(s) purchased by or for, or supplied to or for, Motorola prior to or during the term of this Agreement. This covenant will be binding on Licensee’s successors in interest to, all transferees or assignees of and any exclusive licensee of any Licensee’s Intellectual Property Rights.  Licensee agrees to inform all successors in interest, transferees, assignees or licensees of this covenant and to obtain their written consent to be bound by this covenant.

20.3            As between Motorola and Licensee, Motorola owns and, upon creation shall own, all Intellectual Property Rights associated with the Product’s industrial design user interface design, and any packaging, marketing materials, point-of-sale materials, publicity, advertising, signs, catalogs product brochures, warranty statement, user guide, and other in-box materials relating to the Products and any derivative works created from them. If for any reason, the foregoing provision does not result in Motorola’s ownership of such Intellectual Property Rights, immediately upon creation, Licensee agrees to, and does hereby, irrevocably assign exclusively to Motorola, Licensee’s entire right, title and interest to such Intellectual Property Rights. Licensee shall cooperate and shall execute all papers reasonably requested by Motorola to effect assignment, registration, maintenance and renewal of these rights, at the sole expense of Motorola.

21.
PRESS RELEASES

21.1             Licensee shall make no press releases concerning the business relationship or license granted in this Agreement or the introduction or sales of Products without Motorola’s written agreement as to the form and content of the proposed press release. All press releases shall conform to Motorola’s Press Release Guidelines. Such guidelines may be modified by Motorola from time to time. Licensee shall submit all press releases regarding the Products to Motorola for written approval. If the press release contains any advertising claims, Licensee shall submit substantiation for those claims with the proposed press release.

22.
ETHICS AND CONFLICTS OF INTEREST.

22.1             Both parties will refrain from activities that: (i) are illegal, unethical; (ii) might bring either party into disrepute; or (iii) might constitute or represent a serious conflict of interest or that might give the appearance of impropriety. Both parties will cooperate fully in any investigation or evaluation of such matters. Breach of this obligation by either party will entitle the non-breaching party to terminate this Agreement without notice.

23. NOTICES

23.1            Any notice required or permitted to be given under this Agreement shall be in writing and shall be directed by one party to the other at its respective address as follows unless otherwise provided for in this Agreement:

Licensor:David Westendorf
Director, Trademark Licensing
Motorola Mobility LLC.
Office 7.F.16
1000 Enterprise Way
Sunnyvale, California 94089
United States of America

and to:

David Carroll
Director and Lead Counsel, Trademarks and Marketing
Law Department, Mobile Devices
Motorola Mobility LLC.
Office 16-P19
222 West Merchandise Mart Plaza
Chicago, IL 60654

Licensee:  Frank Manning

President and CEO
Zoom Telephonics, Inc.
207 South Street
Boston, MA 02111

And to:

John DuPre
Principal
Hamilton Brook Smith & Reynolds
530 Virginia Rd
Concord, MA 01742

23.2             Any notice required or permitted to be given under this Agreement shall be deemed to have been received (i) when delivered personally; (ii) when sent by confirmed facsimile or by e-mail except for notices that relate to default provisions; (iii) five (5) days after having been sent by registered or certified mall, return receipt requested, postage prepaid; or (iv) one business (1) day after deposit with a commercial overnight carrier with written verification of receipt.

23.3             Either party may change the address to which notices or requests shall be directed by written notice to the other party, but such written notice to be effective must be received by the other party at least thirty (30) days before the effective date of the change of address.

24.  ASSIGNMENT OF RIGHTS AND SUBLICENSE

24.1             The benefit of this Agreement shall be personal to Licensee who shall not, without the prior consent in writing of Motorola, assign its rights, or delegate its duties hereunder, nor grant or purport to grant any sublicense in respect to the Trademarks and/or Copyrights to third parties.

24.2             Notwithstanding the above, Licensee shall have the right to assign its rights and to delegate its duties under this Agreement, with Motorola’s prior written consent, which shall not be unreasonably withheld, to wholly-owned subsidiaries of Licensee. In the event that Licensee undergoes a substantial change of ownership, whether or not such a change results from a merger, acquisition, consolidation or otherwise, Licensee shall have the right to assign its rights and to delegate its duties to such new owner under this Agreement, with Motorola’s prior written consent, provided that the substantial change of ownership does not result in a substantial change in the nature of the Licensee’s business, a substantial change in nature including, but not limited to, a change in product mix, pricing structure, financial condition or method of doing business. However, in any instance, Licensee and its assignee shall remain joint and severally liable to Motorola for all of the obligations assumed by it under the terms of the Agreement.

24.3             In the event Motorola separates one or more of its businesses (each a “Separated Business”), whether by way of a sale, establishment of a joint venture, spin-off or otherwise (each a “Separation Event”), Motorola may, without the prior written consent of Licensee and at no additional cost to Motorola, assign this Agreement such that it will continue to benefit the Separated Business and its Affiliates following the Separation Event.

25.             FREEDOM OF ACTION

25.1             Nothing in this Agreement shall be construed as prohibiting or restricting Motorola or its subsidiaries from independently developing, having developed independently, acquiring, licensing, distributing or marketing products, services and other materials that are competitive in any form with the Products. Licensee agrees and acknowledges that it shall not hold Motorola liable for any lost sales or revenues in respect to the sales performance of the Products, regardless of the reason for such lost sales or revenues including, but not limited to, Motorola’s direction in the appearance, function or marketing of the Products.

26.              APPROVALS

26.1             Any approval required by this Agreement to be obtained from Motorola must be in writing and may be withheld by Motorola for any reason deemed reasonable and justifiable in the sole determination of Motorola. If approval is not delivered in writing to the Licensee within fifteen (15) business days of submission of a request for approval, the request for approval shall be deemed to be denied.

27.             WAIVER OF DEFAULT OR OTHER RIGHTS

27.1             The failure of Motorola to insist in any one or more instances of the performance of any term, obligation or condition of this Agreement by Licensee or to exercise any right or privilege herein conferred upon Motorola shall not be construed as thereafter waiving such term, obligation, or condition, or relinquishing such right or privilege, and the acknowledged waiver or relinquishment by Motorola of any default or right and shall not constitute waiver of any other default or right.

28.              SEVERABILITY

28.1              If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law or any competent governmental or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms so long as this Agreement without such terms or provisions does not fail of its essential purpose or purposes. The parties will negotiate in good faith to replace any such illegal or unenforceable provision or provisions with suitable provisions that will maintain the economic purposes and intentions of this Agreement.

29.              SECTION HEADINGS

29.1             The captions for each Section have been inserted for the sake of convenience and shall not be deemed to be binding upon the parties for the purpose of interpretation of this Agreement.

30.             EXHIBITS

30.1             All references to “Exhibit” or “Exhibits” herein shall mean those Exhibits A through F attached to this Agreement, which Exhibits are hereby incorporated into this Agreement as though fully set forth herein.

31.             SURVIVAL

31.1             Licensee’s obligations and agreements under Sections 6, 7, 8, 11, 12, 13, 15, 16, 18, 20, 23, 27, 28, 34 and 35 shall survive the termination or expiration of this Agreement.

32.             TIME IS OF THE ESSENCE

32.1             Time is of the essence with respect to the obligations to be performed under this Agreement.

33.             RIGHTS CUMULATIVE

33.1             Except as expressly provided in this Agreement, and to the extent permitted by law, any remedies described in this Agreement are cumulative and not alternative to any other remedies available at law or in equity.

34.             ENTIRE AGREEMENT

34.1             The provisions of this Agreement contain the entire agreement between the parties relating to use by Licensee of Trademarks and/or Copyrights on Products, and on Product Materials, and supersede and cancel all prior provisions, negotiations, agreements and commitments (whether oral or in writing) with respect to the subject matter hereof. This Agreement shall be interpreted to achieve the objectives and intent of the parties as set forth in the text and factual recitals of the Agreement. It is specifically agreed that no evidence of discussions during the negotiation of the Agreement or drafts written or exchanged may be used in connection with the interpretation or construction of this Agreement. This Agreement may not be released, discharged, abandoned, changed or modified in any manner except by an instrument in writing signed by the parties. In the event of any conflict between the provisions of this Agreement and provisions in any other agreement with Licensee, the provisions of this Agreement shall prevail.

35.             GOVERNING LAW

35.1             This Agreement is deemed to be executed in the State of Illinois and the construction and performance of this Agreement will be construed and interpreted according to the substantive laws of that State without regard to its conflicts of law principles or rules. The parties agree that any legal action or proceeding between Motorola and Licensee with respect to this Agreement, including the Manufacturer’s Agreement, shall be brought in the United States District Court for the Northern District of Illinois or, if such court does not have jurisdiction, in any court of general jurisdiction in Cook County, Illinois.

IN WITNESS WHEREOF, the parties haves caused this Agreement to be executed in triplicate originals by their duly authorized representatives on the dates indicated below.

MOTOROLA MOBILITY LLC.	ZOOM TELEPHONICS, INC.

By: _/s/ David Westendorf______	By: _/s/ Frank Manning_________

Print Name: David Westendorf	Print Name:Frank Manning

Title: VP Companion Products	Title: President and CEO

Date: May 13, 2015	Date: May 12, 2015

EXHIBIT A

License between Motorola and Zoom Telephonics, Inc.

Products: Standalone cable modems; cable modems containing internet gateways; and cable set-top boxes containing cable modems. All of the foregoing shall be consumer-grade, and designed for and intended for use by consumers. These products may or may not include voice, Packetcable, or EMTA capability, provided such modems shall not be marketed or bundled with wireless, corded or cordless phones, or otherwise as an end-to-end solution for making phone calls.

Territory: United States of America and Canada

Authorized Channels:
1)
Retail and cable operator stores, including department stores (e.g. Sears), chain consumer electronics stores (e.g. Best Buy), cable operator stores (e.g. Comcast), etailers (e.g. Amazon), warehouse clubs (e.g. Costco), Shop-at-home TV channels (e.g. QVC) and general merchandise stores (e.g. Walmart), but specifically excluding deep discount retailers, and liquidators (e.g. Big Lots).
2)
Service providers (e.g. Comcast)
3)
Distributors to these channels (e.g. Ingram).

Royalty Rate: [*.*]% of Net Sales

Minimum Royalty: $12.2 million, broken down as follows:

●         2016: $2M
●         2017: $2.4M
●         2018: $2.6M
●         2019: $2.6M
●         2020: $2.6M

Set-Up Fee: $[*********]

Term: January 1, 2016 – Dec 31, 2020

Sales Year: Jan. to December 31.

EXHIBIT B

The Licensed Motorola Trademarks are: the MOTOROLA signature and the stylized M logo (“Emsignia”) and associated Motorola Trade Dress

EXHIBIT C

TRADEMARK USE GUIDELINES

Artistic renderings of the Licensed Motorola Trademarks and Trade Dress shall be provided to Licensee under the following items, which become a part of this agreement by reference:

- Motorola Basic Corporate Identity Standards
- Motorola Consumer Packaging Guidelines
- Motorola logo and artwork files
- Motorola Global POS guidelines
- Motorola PR Guidelines
- Motorola Tradeshow Guidelines

FILES ARE SUBJECT TO CHANGE

EXHIBIT D

MANUFACTURING AUTHORIZATION AGREEMENT

This Manufacturing Authorization Agreement (this “Agreement”), dated as of ___________ (the “Effective Date”), is by and among ___________________________ (“Licensee”); ________________________ (“Manufacturer”), and MOTOROLA MOBILITY LLC., 222 West Merchndise Mart, Chicago, Illinois 60654 (“Motorola”).

WHEREAS, Licensee has obtained a license from Motorola to use the Trademarks, Motorola Trade Dress and Copyrights referred to in Exhibit 1 to this Agreement (collectively “Trademarks”), on or in conjunction with the product(s) referred to in Exhibit 2 to this Agreement (“Product(s)”); and WHEREAS, Motorola owns throughout the world certain trademark registrations for the Trademarks for use on a variety of goods; and

WHEREAS, Manufacturer wishes to manufacture, exclusively for Licensee, Product(s) using the Trademarks.

NOW THEREFORE, in consideration of the foregoing, the covenants hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.
TRADEMARKS, TRADE DRESS, ORNAMENTAL DESIGNS

1.1           Manufacturer agrees that any and all rights that may be acquired by the use of the Trademarks and Copyrights by the Manufacturer shall inure to the sole benefit of Motorola. Manufacturer shall execute all papers and make such filings as are required to confirm such use inures to the benefit of Motorola.

1.2           As between Motorola and Manufacturer, Motorola owns and, upon creation shall own, all Intellectual Property Rights in the trade dress, copyrights, ornamental designs, industrial designs and design patents associated with the Product and any packaging, marketing materials, point-of-sale materials, publicity, advertising, signs, catalogs product brochures, warranty statement, user guide, and other in-box materials relating to the Products and any derivative works created from them. If for any reason, the foregoing provision does not result in Motorola’s ownership of such Intellectual Property Rights, immediately upon creation, Manufacturer agrees to, and does hereby, irrevocably assign exclusively to Motorola, Manufacturer’s entire right, title and interest to such Intellectual Property Rights. Manufacturer shall cooperate and shall execute all papers reasonably requested by Motorola to effect assignment, registration, maintenance and renewal of these rights, at the sole expense of Motorola.

1.3           For the purposes of this Agreement, “Intellectual Property Rights” means any and all (by whatever name or term known or designated) tangible and intangible and now known or hereafter existing: (i) rights associated with works of authorship throughout the universe, including but not limited to copyrights (including without limitation the sole and exclusive right to prepare Derivative Works of copyrighted works and to copy, manufacture, reproduce, lend, distribute copies of, modify, publicly perform and publicly display the copyrighted work and all derivative works thereof), moral rights (including without limitation any right to identification of authorship and any limitation on subsequent modification) and mask-works; (ii) rights in and relating to the protection of trademarks, service marks, trade names, internet domain names, goodwill, rights in packaging, rights of publicity, merchandising rights, advertising rights and similar rights; (iii) rights in and relating to the protection of innovations, know-how, trade secrets and confidential, technical, and non-technical information ; (iv) patents, designs, algorithms and other industrial property rights and rights associated therewith; (v) other intellectual and industrial property and proprietary rights (of every kind and nature throughout the universe and however designated) relating to intangible property that are analogous to any of the foregoing rights (including without limitation logos, character rights, “rental” rights and rights to remuneration), whether arising by operation of law, contract, license or otherwise; (vi) registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force throughout the universe (including without limitation rights in any of the foregoing); and (vii) rights in and relating to the sole and exclusive possession, ownership and use of any of the foregoing throughout the universe, including without limitation the right to license and sublicense, franchise, assign, pledge, mortgage, sell, transfer, convey, grant, gift over, divide, partition and use (or not use) in any way any of the foregoing now or hereafter (including without limitation any claims and causes of action of any kind with respect to, and any other rights relating to the enforcement of, any of the foregoing).

2.
PROTECTION AND MAINTENANCE OF TRADEMARK

2.1           Manufacturer shall cooperate and execute all papers reasonably requested by Licensee or Motorola to effect further registration, maintenance, and renewal of the Trademarks and Copyrights at the sole expense of Motorola and, where applicable, to record Manufacturer as a registered user of the Trademarks. Manufacturer agrees not to use the Trademarks and Copyrights or any part thereof as part of its corporate or trade name nor use any name or mark confusingly similar to, or derivative of, the Trademarks and Copyrights.

2.2           Manufacturer shall not to register in any country any name or mark resembling or confusingly similar to or derivative of the Trademarks and Copyrights.

2.3           If any application for registration is, or has been filed in any country by Manufacturer which relates to any name or trademark which, in the opinion of Motorola, is confusingly similar, deceptive or misleading with respect to the Trademarks and Copyrights, Manufacturer shall abandon immediately any such application or registration or, at Motorola’s sole discretion, assign it to Motorola.

2.4           If Manufacturer is notified by Licensee or Motorola of any change in any of the Trademarks and Copyrights, Manufacturer shall immediately change the Trademarks and Copyrights to conform with such change.

3.
MANUFACTURING AUTHORIZATION

3.1           Manufacturer is hereby authorized to manufacture the Products listed in Exhibit 2, solely in accordance with the terms and conditions of this Agreement. Manufacturer agrees that it will not manufacture any goods using the Trademarks, Copyrights, ornamental designs, industrial designs and design patents other than the Product(s) specified in Exhibit 2 or other Products for which Manufacturer receives express written approval by Motorola, and Manufacturer shall exclusively manufacture for and/or sell to Licensee any such Product(s) during the term of Licensee’s license from Motorola to use the Trademark and Copyrights on such Product(s).

3.2           Manufacturer will make no changes to any Product it is manufacturing hereunder at any time after such Product has been approved by Motorola, without Motorola’s prior written consent, including but not limited to changes to:

i.
the form, fit, function, design, appearance, performance, or packaging of the Product;

ii.
the materials or software used in the Product including any changes to the Manufacturers or subcontractors at any level in Manufacturer’s supply chain for such Materials or software; or

iii.
the manufacturing processes or production lines used to manufacture the Product.

3.3.           If Manufacturer makes changes to a Product approved hereunder without Motorola’s prior written consent, Motorola will have the right to immediately terminate this Agreement for cause. Manufacturer will be liable to Motorola for all damages incurred by MOTOROLA MOBILITY LLC including without limitation, damage to goodwill and reputation, even if Motorola does not terminate this Agreement.

4.
REPRESENTATION AND WARRANTIES

4.1           Manufacturer represents and warrants that it shall comply with all applicable laws, orders, rules and regulations in performing its obligations hereunder. Manufacturer, on behalf of itself and its Manufacturers, represents and warrants that (i) all Products are produced, manufactured, assembled, packaged, labeled, and supplied in compliance with all applicable laws, rules, regulations and standards, including those set out in Exhibit 3, and (ii) the actual Products provided to Licensee are in compliance with applicable laws, rules, regulations and standards, including those set out in Exhibit 3. Manufacturer shall immediately correct any non-compliance with the foregoing requirements.

4.2            Manufacturer represents and warrants that: (i) Manufacturer has no knowledge of and that there are no unresolved claims, demands, or pending litigation alleging that the Products infringe, or misappropriate any Intellectual Property Rights of any third party, (ii) Manufacturer has obtained all necessary rights under any Intellectual Property Rights of third parties necessary for the sale, use, or other distribution of the Products, (iii) the Products manufactured under this Agreement do not infringe or misappropriate any Intellectual Property Rights of any third party, and (iv) upon receipt of notice from a third party alleging infringement or misappropriation of such third-party’s Intellectual Property Rights by the manufacture or sale of a Product, Manufacturer shall take all appropriate actions to handle the claim responsibly in accordance with established legal practice in response to receipt of such a claim, including obtaining opinion(s) of outside counsel regarding non-infringement by Manufacturer or invalidity of such allegedly infringed or misappropriated Intellectual Property Rights, instituting proceedings to invalidate such allegedly infringed or misappropriated Intellectual Property Rights, and investigating design changes that would avoid such allegedly infringed or misappropriated Intellectual Property Rights. At Motorola’s written request with respect to a specific Product, subject to entering into confidentiality agreements or other appropriate arrangements, Manufacturer shall advise Motorola of any third-party Intellectual Property Rights known by Manufacturer to be in the specific Product, including licenses for third-party Intellectual Property Rights.

4.3           Manufacturer represents and warrants that it shall secure and maintain at its expense all technical certifications, and all applicable national and international regulatory and safety standard approvals, certifications and/or marks required for each Product, including all accessories for such Products, for the markets where the Products are intended to be sold to end-users, and all requirements to manufacture and sell the Products. Manufacturer shall affix all labels on the appropriate area of each Product regarding such certifications and requirements. Manufacturer shall provide written evidence of such certifications and approvals upon request.

4.4           Manufacturer represents and warrants that all Products will be manufactured by it, whether assembled or packaged in whole or in part, without the use of any forced labor, indentured labor, prison labor or child labor, and that such Products will not be trans-shipped for the purpose of mislabeling, evading quota or country of origin restrictions, or avoiding compliance with provisions against forced labor, prison labor or child labor.

4.5           Manufacturer represents and warrants that all Products are new, and do not contain anything used, and Manufacturer shall have processes, procedures and documentation in place to comply with and substantiate this representation and warranty.

4.6           Manufacturer represents and warrants that it shall exclusively manufacture, sell or distribute the Product solely to Licensee.

5.
REPORTING

On or before the fifteenth (15th) day following each calendar quarter during the term of this Agreement, Manufacturer agrees to furnish Motorola with quarterly reports detailing the number of units of Product sold to Licensee during the quarter and the associated sales price of such units. Such reports shall be sent via email to Nadim Halabi at nhalabi@motorola.com.

6.
INDEMNIFICATION

6.1             Manufacturer shall fully defend, indemnify, and hold harmless Motorola and all of its past, present, and future affiliates, customers, distributors, officers, directors, employees, contractors, successors, assigns, agents, attorneys and insurers (the “Motorola Indemnitees”) against any and all against any and all claims, damages, costs, expenses (including, without limitation, court costs and attorneys’ fees), suits, losses, or liabilities (“Claims”) under any theory of liability or recovery, arising from, or connected with, the Products, Manufacturer’s acts or omissions under this Agreement, or the acts or omissions of Manufacturer’s past, present, or future officers, directors, employees, contractors, subcontractors, representatives, or agents under this Agreement, including without limitation a) the delivery of Products that are, or are alleged to be, defective, non-conforming, or not in compliance with Manufacturer’s warranties as set forth in this Agreement or b) Manufacturer's methods of manufacturing the Products, and the promotional or packaging material relating to the Products; or c) any breach by Manufacturer of any provision of this Agreement or of any warranty made by Manufacturer in this Agreement..

6.2             Manufacturer shall fully defend, indemnify and hold harmless the Motorola Indemnitees from any and all Claims arising from or by reason of any actual or claimed infringement or misappropriation of any patents, trade secrets, trademarks, maskworks, copyrights or other Intellectual Property Rights, with respect to the manufacture, having made, use, license, distribution, importation, offer for sale, or sale, of a Product. Manufacturer

6.3             Motorola will promptly notify Manufacturer in writing of any Claims (prior to settling such Claims or filing a formal answer to any complaint based thereon) and provide reasonable cooperation. Motorola’s failure to provide written notice of the Claim shall not affect its right to indemnification unless the delay materially prejudices Manufacturer’s ability to respond to the Claim. Manufacturer shall bear full responsibility for the defense (including any settlements) of any Claims. Notwithstanding anything to the contrary, Manufacturer shall not enter into any settlement agreement that affects any Motorola Indemnitee without Motorola’s prior written consent. Motorola may, at its sole expense, actively participate in any suit or proceeding, through its own counsel. If Motorola takes over the defense of any Claim, the Manufacturer Indemnities agree to assert, or permit Motorola to assert on the Manufacturer Indemnitees’ behalf, any defense that the Manufacturer Indemnitees may have against the Claim, including, but not limited to, any affirmative defenses thereto.

6.4             Notwithstanding anything to the contrary, the indemnity obligations of Manufacturer in Section 11 will not in any way be limited by any other obligations of Manufacturer under this Agreement. If Manufacturer is required to indemnify, defend and/or hold harmless Motorola and fails to do so within thirty (30) days after written notice of such failure, then Motorola may undertake the defense and/or settlement of such Claim, with all costs of defense and settlement being the responsibility of Manufacturer. The obligations set forth in this Section 11 will survive termination or expiration of this Agreement.

7.             INSURANCE

7.1             Manufacturer shall (i) maintain statutory Worker’s Compensation, Employer’s Liability, Broad Form Commercial General Liability, and Business Automobile Liability Insurance on behalf of Manufacturer and its subcontractors, and Contractual Liability Insurance for liability under this Agreement, in each instance of at least $2,000,000 (U.S.) combined single limit; (ii) maintain insurance covering its assets and operations in an amount sufficient to fund the costs of compliance with the Business Interruption and Recovery Plan required by this Agreement; (iii) maintain Umbrella / Excess Liability Insurance of $5,000,000 (U.S.) per occurrence; (iv) name Motorola as an additional insured and, under the Commercial General Liability policy, include a cross-liability endorsement; (v) provide a waiver of subrogation in favor of Motorola under the Workers Compensation and Employers’ Liability policies; (vi) cause its insurance to be designated as primary and provide for thirty days’ minimum prior notice of cancellation to Motorola; (vii) at Motorola's request, furnish evidence of insurance from a locally licensed insurance provider reasonably acceptable to Motorola; and (viii) require its Supply Chain to maintain, at a minimum, the same coverage and limits required of Manufacturer.

7.2             Nothing contained within these insurance requirements will be deemed to limit or expand the scope, application and/or limits of the coverage afforded, which coverage will apply to each insured to the full extent provided by the terms and conditions of the policies.  Nothing contained within this provision will affect and/or alter the application of any other provision contained with this Agreement. Deductibles or self-insured retentions must not exceed $50,000 unless declared to and approved by Motorola prior to the date of this Agreement. The deductible and/or self-insured retention of the policies will not limit or apply to the Manufacturer’s liability to Motorola and will be the sole responsibility of the Manufacturer.

8.             INSPECTION AND AUDIT

8.1           Manufacturer further agrees that upon one (1) day notice to Licensee, who shall in turn notify Manufacturer, Motorola shall have the right to inspect, at Motorola’s expense, the manufacturing facilities of Manufacturer during regular business hours to determine compliance of the Product(s) manufactured by Manufacturer with the applicable Control Specifications approved by Motorola and supplied to Manufacturer by Licensee, and for compliance with laws, standards and labor practices.

8.2           Manufacturer further agrees that, during the term of this Agreement and for at least five (5) years following the termination or expiration of this Agreement, Manufacturer and its affiliates shall maintain at Manufacturer’s or its affiliate’s principal office, such books and records, including, but not limited to, production, inventory and sales records (collectively “Books and Records”) as are necessary to substantiate that: (i) all statements submitted to Motorola by Licensee were true, complete and accurate with regard to the quantities of Products sold to Licensee by Manufacturer and the countries to which they were shipped; (ii) Manufacturer has manufactured and sold Products exclusively to Licensee in accordance with the provisions of this Agreement; and (iii) no payments have been made, directly or indirectly, by or on behalf of Manufacturer or Licensee to or for the benefit of any Motorola employee or agent who may reasonably be expected to influence Motorola’s decision to enter into this Agreement, or the amounts to be paid by Licensee or Manufacturer under this Agreement. (As used in this Section, “payment” shall include money, property, services, and all other forms of consideration.) All Books and Records shall be maintained in accordance with generally accepted accounting principles consistently applied. During the term of this Agreement, and for five (5) years after any termination or expiration of this Agreement, the Books and Records shall be open to inspection, audit, and copy by or on behalf of Motorola during business hours.

9.
PATENT NON-ASSERT AND NO PATENT LICENSE

9.1           Manufacturer understands that other manufacturers supply to Motorola product(s) that are the same or similar to the Products manufactured by Manufacturer hereunder. Manufacturer hereby covenants and agrees not to: (a) assert, bring, cause to be brought or threaten to bring against Motorola (or its manufacturers or its customers) (collectively, “Motorola Parties”) any claim, action or proceeding alleging that a Motorola Party’s purchasing, manufacturing, having made, using, importing, offering for sale, selling, providing or otherwise distributing (i) such additional manufacturer’s product(s), or (ii) any Motorola product(s) (including products designed, assembled or manufactured for Motorola by third-parties) (collectively, “Motorola Products”), incorporating such additional manufacturer’s product(s), infringes or misappropriates any of Manufacturer’s Intellectual Property Rights; and (b) seek to enjoin, or enjoin the supply, import, sale, distribution, or manufacture of (i) such additional manufacturer’s product(s) to or for Motorola, or (ii) the purchase, manufacture, use, import, sale, or distribution of the Motorola Product(s) incorporating such additional manufacturer’s product(s).  The obligations of Manufacturer in this Section 9 will survive expiration or termination of this Agreement for any such additional manufacturer’s product(s) purchased by or for, or supplied to or for, Motorola prior to or during the term of this Agreement. This covenant will be binding on Manufacturer’s successors in interest to, all transferees or assignees of and any exclusive licensee of any Manufacturer’s Intellectual Property Rights.  Manufacturer agrees to inform all successors in interest, transferees, assignees or licensees of this covenant and to obtain their written consent to be bound by this covenant.

9.2           No grant or transfer of any of Intellectual Property Rights owned by Motorola is given or intended under this Agreement, other than what is necessary in order for Manufacturer to perform its duties under this Agreement. Manufacturer acknowledges that entities, including but not limited to Motorola, own Intellectual Property Rights that pertain to cellular telephone products or other wireless communication products (“Cellular Telephone Intellectual Property”). Manufacturer acknowledges that this Agreement (i) does not include a license under such Cellular Telephone Product Intellectual Property for the manufacture, use, sale, import or other disposal of any cellular telephone or other wireless communication products including the Products, and (ii) does not exhaust any of Motorola’s rights in the Cellular Telephone Product Intellectual Property with respect to any claim that is instantiated in or would otherwise be infringed by the Products.

10.
TERMINATION AND EXPIRATION

10.1           The initial term of this Agreement is 1 (one) year, starting on the Effective Date. After the initial term, the Agreement will automatically renew for additional successive one-year period(s) unless either party provides the other with written notice of its intention not to renew the Agreement at least one hundred twenty (120) days prior to the expiration of the initial term or any one-year renewal period. Motorola may immediately terminate this Agreement if Motorola terminates its license agreement with the Licensee. In addition Motorola may terminate for convenience upon ninety (90) days prior written notice to Manufacturer.

10.2.                      Motorola may immediately terminate this Agreement upon written notice in the event Manufacturer files a bankruptcy petition of any type or has a bankruptcy petition of any type filed against it, ceases to conduct business in the normal course, becomes insolvent, enters into suspension of payments, moratorium, reorganization, makes a general assignment for the benefit of creditors, admits in writing its inability to pay debts as they mature, goes into receivership, or avails itself of or becomes subject to any other judicial or administrative proceeding that relates to insolvency or protection of creditors’ rights.

10.3           Manufacturer agrees that upon any termination or expiration of this Agreement, Manufacturer shall execute all papers and make such filings as necessary to terminate any registered user agreements or similar agreements that may have been executed, filed and/or recorded while this Agreement was in effect.

10.4           Manufacturer acknowledges that any material breach by Manufacturer of this Agreement will cause irreparable harm and damages to Licensee and/or Motorola. If Licensee or Motorola determine Manufacturer has materially breached this Agreement, Manufacturer shall have thirty (30) days to cure such breach to the satisfaction of Motorola and Licensee. If Manufacturer fails to cure such material breach in thirty (30) days, this Agreement shall terminate.

11.
CONFIDENTIAL INFORMATION

11.1             Confidential Information is, and at all times will remain, the property of the disclosing party. The parties shall: (i) maintain the confidentiality of each other’s Confidential Information and not disclose it to any third party, except as authorized by the original disclosing party in writing; (ii) restrict disclosure of, and access to, Confidential Information to employees, contractors and agents who have a "need to know" in order for the party to perform its obligations or exercise its rights under this Agreement, and who are bound to maintain the confidentiality of the Confidential Information by terms of nondisclosure no less restrictive than those contained herein; (iii) handle Confidential Information with the same degree of care the receiving party applies to its own confidential information, but in no event, less than reasonable care; (iv) use Confidential Information only for the purpose of performing, and to the extent necessary, to fulfill their respective obligations under this Agreement; and (v) promptly notify each other upon discovery of any unauthorized use, access, or disclosure of the Confidential Information, take reasonable steps to regain possession and protection of the Confidential Information, and prevent further unauthorized action or breach of this Agreement.

11.2             The receiving party has no obligation to preserve the confidentiality of any information that is: (i) previously known, or received rightfully by the receiving party without any obligation to keep it confidential; (ii) distributed to third parties by the disclosing party without restriction; (iii) publicly available other than by unauthorized disclosure by the receiving party; (iv) independently developed by the receiving party; or (v) required to be disclosed under applicable law, court order, or other governmental authority lawfully demanding Confidential Information, provided that the receiving party gives the disclosing party prompt written notice of the request and a reasonable opportunity to object to the disclosure and to seek a protective order or other appropriate remedy, uses reasonable efforts to limit disclosure, and discloses only the Confidential Information specifically required and only to the extent compelled to do so, and continues to maintain confidentiality after the required disclosure.

11.3             Except as otherwise provided in this Agreement, no use of any Confidential Information of the disclosing party is permitted, and no grant under any Intellectual Property Rights of the disclosing party is given or intended, including any license implied or otherwise. Manufacturer shall not reverse engineer, de-compile, or disassemble any Motorola Confidential Information. Manufacturer shall not export or re-export, directly or indirectly, any of Motorola’s Confidential Information to any country for which any applicable government, at the time of export or re-export, requires an export license or other governmental approval, without first obtaining the license or approval.

11.4             The receiving party acknowledges that Confidential Information may contain information that is proprietary and valuable to the disclosing party and that unauthorized dissemination or use of the Confidential Information may cause irreparable harm to the disclosing party.

11.5             Unless otherwise agreed by the parties in writing, the parties’ obligations under Section 10 of this Agreement will survive for five (5) years following the date of any expiration or termination of this Agreement.

11.6             The existence of this Agreement, and its terms and conditions, are Confidential Information, and the parties shall not now or hereafter divulge any part thereof to any third party except: (i) with the prior written consent of the other party; or (ii) to any governmental body having jurisdiction to request and to read it; or (iii) as may be required by law or legal processes, for defense of a Claim, or to assert or enforce a party’s rights under this Agreement; or (iv) to auditors and accountants representing either party, or (v) to its employees, officers, directors, agents, representatives or affiliates having a need to know; provided that, to the extent permissible by law, such divulging party shall impose equivalent confidentiality obligations on the recipient in writing prior to any such divulgence.

11.7.            “Confidential Information” means confidential or proprietary data or information disclosed by one party to the other under this Agreement (i) in written, graphic, machine recognizable, electronic, sample, or any other visually perceptible form, which is clearly designated as "confidential" or "proprietary" at the time of disclosure, and (ii) in oral form, if it is identified as confidential at the time of disclosure, and confirmed in a written summary designated as “confidential” or “proprietary” within thirty (30) days after disclosure. Notwithstanding the foregoing, all Motorola information regarding product specifications, prototypes, designs, samples, testing processes and results, quality and manufacturing procedures and requirements, customer information, computer software and related documentation, product or technology roadmaps, cost or price information, demand or volume information, market share, market or financial projections, and other similar information is Motorola Confidential Information without regard to designation or written confirmation as 'confidential' or 'proprietary'.

12.
LIMITATION OF LIABILITY

IN NO EVENT WILL MOTOROLA BE LIABLE TO MANUFACTURER FOR ANY DAMAGES WHATSOEVER UNDER ANY THEORY OF LIABILITY OR RECOVERY, ARISING FROM, OR CONNECTED WITH, ANY ACT OR OMMISSION BY MOTOROLA IN ANY WAY RELATED TO THIS AGREEMENT, INCLUDING ANY DIRECT DAMAGES AND/OR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES.

13.
GOVERNING LAW AND DISPUTE RESOLUTION

13.1             Governing Law. The laws of the state of Illinois, disregarding its conflict of laws provisions, exclusively govern this Agreement, all transactions and conduct related to this Agreement, and all disputes and causes of action between the parties (in contract, warranty, tort, strict liability, by statute, regulation, or otherwise). The parties specifically disclaim application of the United Nations Convention on Contracts for the International Sale of Goods.

13.2             Dispute Resolution. Either party may submit the dispute to a state or federal court of competent jurisdiction within the geographic bounds of the United States District Court for the Northern District of Illinois, U.S.A. The sole and exclusive venue for any disputes, claims, or causes of action, whether legal or equitable, is the state or federal courts within the geographic bounds of the United States District Court for the Northern District of Illinois. Use of any dispute resolution procedure will not be construed under the doctrines of laches, waiver, or estoppel to adversely affect the rights of either party. Nothing herein prevents either party from resorting directly to judicial proceedings if the dispute is with respect to intellectual property rights, or interim relief from a court is necessary to prevent serious and irreparable injury to a party or others. Manufacturer’s performance under this Agreement will not be suspended during the pendency of any dispute.

13.3             Manufacturer agrees that should it be or become aware of any applicable laws or regulations which are materially inconsistent with the provisions of this Agreement, it shall notify Licensee within five (5) days of becoming aware of such material inconsistency.

14.
OTHER TERMS AND CONDITIONS

14.1             Assignment. Except as otherwise provided in this Section, neither party may assign this Agreement or any of its rights or obligations under this Agreement, without the prior written approval of the other party, which will not be unreasonably withheld. Any attempted assignment, delegation, or transfer without the necessary approval will be void. Unless otherwise agreed in writing by Motorola, in the event of a sale or transfer of Manufacturer’s business or assets, whether by operation of law or otherwise, Manufacturer shall make assumption of its obligations under this Agreement a condition of the sale or transfer. Notwithstanding the foregoing, for any Motorola acquisition, merger, consolidation, reorganization, or similar transaction, or any spin-off, divestiture, or other separation of a Motorola business, Motorola may, without the prior written consent of Manufacturer and at no additional cost to Motorola or to the assignee entity(ies): (i) assign its rights and obligations under this Agreement, in whole or in part, or (ii) split and assign its rights and obligations under this Agreement so as to retain the benefits of this Agreement for both Motorola and the assignee entity(ies) (and their respective Affiliates) following the split. Manufacturer will work cooperatively with Motorola and the assignee entity(ies) to ensure a smooth and orderly transition.

14.2             Publicity. Manufacturer shall not issue a press release or make any other disclosure regarding this Agreement, the parties’ business relationship, or Motorola or any other aspect of Motorola’s business, without Motorola’s prior written consent.

14.3             Relationship. Manufacturer will perform under this Agreement solely as an independent contractor. Under no circumstances will any of Manufacturer’s personnel be considered employees or agents of Motorola. Nothing in this Agreement grants either party the right or authority to make commitments of any kind for the other, implied or otherwise, without the other party's prior written approval. This Agreement does not constitute or create, in any manner, a joint venture, partnership, or formal business organization of any kind.

14.4             Severability. If a provision of this Agreement is held to be unenforceable under applicable law, the unenforceable provision will not affect any other provision in this Agreement, and this Agreement will be construed as if the unenforceable provision was not present. The parties shall negotiate in good faith to replace the unenforceable provision with an enforceable provision with effect nearest to that of the provision being replaced.

14.5             Subcontracting. Manufacturer shall not subcontract any of its obligations under this Agreement without Motorola's prior written consent. Manufacturer retains responsibility for all obligations subcontracted hereunder and shall indemnify, defend and hold harmless the Motorola Indemnities against any Claim arising from or caused by the acts or omissions of Manufacturer’s subcontractors.

14.6             Successors. This Agreement is binding upon, inures to the benefit of, and is enforceable by the parties and their respective successors and permitted assigns.

14.7             Survival. A provision of this Agreement will survive expiration or termination of this Agreement if the context of the provision indicates that it is intended to survive.

14.8             Waiver. Failure of either party to insist upon the performance of any term, covenant, or condition in this Agreement, or to exercise any rights under this Agreement, will not be construed as a waiver or relinquishment of the future performance of any such term, covenant, or condition, or the future exercise of any such right. The obligation of each party with respect to such future performance will continue in full force and effect. Any waiver is enforceable only if in writing and signed by an authorized representative of the waiving party.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representative on the respective dates entered below.

MANUFACTURER                                                                                                  LICENSEE

Signature: _________________________                                                                              Signature: ___________________

Print Name: _______________________                                                                               Print Name: __________________

Title: _____________________________                                                                              Title: ________________________

Date: _____________________________                                                                              Date: ________________________

MOTOROLA MOBILITY LLC.

Signature: __________________________

Print Name: ________________________

Title: _____________________________

Date: _____________________________

EXHIBIT 1

TRADEMARKS, TRADE DRESS, AND COPYRIGHTS

The Licensed Motorola Trademarks are: the MOTOROLA signature and the stylized M logo (“Emsignia”) and associated Motorola Trade Dress

EXHIBIT 2

PRODUCTS

<NEED TO FILL IN WHAT PRODUCT(S) THE AGREEMENT IS FOR>

EXHIBIT 3

1.
Ethical Conduct, Anticorruption and Unfair Business Practices

Motorola has historically depended on product quality and superiority, combined with outstanding support capability, to sell its products. Accordingly, Manufacturer agrees to perform the services hereunder with the highest ethical standards. Motorola will not do business with any entity or person where Motorola believes that payoffs or similar improper or unethical practices are involved. Motorola expects its Manufacturers to abide by this policy and not to have a relationship with another entity or person, or engage in any activity that results or may result in a conflict of interest, or embarrassment to Motorola, or harm to Motorola's reputation. Manufacturer shall: (i) maintain transparency and accuracy in corporate record keeping; (ii) act lawfully and with integrity in handling competitive data, proprietary information and other Intellectual Property Rights; and (iii) comply with legal requirements regarding fair competition and antitrust, and accurate and truthful marketing. Manufacturer shall not engage in corrupt practices, including public or private bribery or kickbacks. If Manufacturer fails to comply in any respect with all of these requirements, then Motorola may immediately and without liability terminate this Agreement.

2.
Antidiscrimination and Humane Treatment of Workers

a.            Manufacturer shall employ workers on the basis of their ability to do the job and not on the basis of their personal characteristics or beliefs.

b.            Manufacturer shall ensure that Products (including parts) are not produced, manufactured, mined, or assembled with the use of forced, prison, or indentured labor, including debt bondage, or with the use of illegal child labor in violation of International Labor Conventions for minimum age (ILO-C138) and child labor (ILO-C182). If Manufacturer recruits contract workers, Manufacturer shall pay agency recruitment commissions, shall not require workers to remain in employment for any period of time against their will, and shall not impose any early termination penalties on workers. If Manufacturer provides housing or eating facilities, Manufacturer shall ensure the facilities are operated and maintained in a safe, sanitary and dignified manner.

c.            Manufacturer shall operate safe, healthy and fair working environments, including managing operations so levels of overtime do not create inhumane working conditions. Manufacturer shall pay workers at least the minimum legal wage, or where no wage laws exist, the local industry standard. Manufacturer shall ensure that workers are free to join, or refrain from joining, associations of their own choosing, unless otherwise prohibited by law. Manufacturer shall not routinely require workers to work in excess of six consecutive days without a rest day.

3.
Environmental Protection

a.            Manufacturer shall implement a functioning environmental management system in accordance with ISO 14001 or equivalent. Third-party registration is recommended but not required.

b.            Manufacturer certifies that Products and their parts do not contain and are not manufactured with a process that uses any Class I ozone-depleting substances (as identified in 40 CRF Part 82 Appendix A to Subpart A, or as subsequently identified by the U.S. Environmental Protection Agency as Class I ozone-depleting substances). For Products imported into the United States, Manufacturer shall provide Motorola with a completed and signed ODS Certification Questionnaire, accessible at the following URL: http://www.motorola.com/Manufacturers/materialsdisclosure

c.            For Products used as parts for Motorola products, including the packaging used with such products and any manuals that accompany such products in the ordinary course, Manufacturer shall provide material disclosure or certification, as defined in Motorola’s Controlled and Reportable Materials Disclosure Process, accessible at the following URL: http://www.motorola.com/Manufacturers

4.
Material Safety Data Sheets

Manufacturer shall electronically provide material safety data sheets, chemical safety data sheets, or equivalent documentation for all chemicals sold to Motorola. For all chemicals supplied or imported into the United States, Manufacturer shall certify that the chemicals are listed on the Toxic Substances Control Act, 15 USCS §2601, et. seq., chemical inventory, or are subject to an exemption specified in the material safety data sheets.

5.
Imports and Customs

Manufacturer shall comply with all import and customs laws, regulations and administrative determinations of the importing country. Manufacturer shall comply with the security criteria of the importing country’s government security program. If Manufacturer is providing Products to be delivered to, or Services to support delivery to, the U.S., Manufacturer shall comply with the security criteria of the U.S. Customs and Border Protection’s Customs-Trade Partnership against Terrorism (C-TPAT) Program (available on http://www.cbp.gov).

6.
Export Restriction

If Manufacturer is the exporter of record for any shipments, Manufacturer shall obtain all export authorizations from the U.S. government or other governments that may be required to lawfully make such shipments.

7.
Utilization of Small Business Concerns

If applicable, Manufacturer shall comply with the provisions of U.S. Federal Acquisition Regulation (FAR) 52.219-8 pertaining to Utilization of Small Business Concerns, as well as any other state and local, small and other business utilization laws.

8.
Equal Opportunity

If applicable, Manufacturer shall comply with the provisions of FAR 52.222-21, 52.222-26, 52.222-35, 52.222-36, and 52.222-50 pertaining to Segregated Facilities, Equal Opportunity, Equal Opportunity for Veterans, Affirmative Action for Workers with Disabilities, and Human Trafficking. If applicable, Manufacturer shall maintain, at each establishment, affirmative action programs required by the rules of the U.S. Secretary of Labor (41 CFR 60-1 and 60-2).

9.
Manufacturer Diversity

If Manufacturer is located in the United States or is supplying Products to Motorola locations based in the United States, Manufacturer shall track and report its Supply Chain’s spend with minority-owned, women-owned and disabled veteran-owned business enterprises located in the United States. Manufacturer and Motorola will agree on a goal for Manufacturer’s Supply Chain spend, based upon a percentage of Manufacturer’s total gross revenues under this Agreement. Manufacturer shall submit quarterly progress reports, in a format designated by Motorola, by the twenty-fifth day of the month following the end of each calendar quarter. All reports will be forwarded to the Motorola Manufacturer Diversity Group, 2501 S. Price Road, M/D G1232, Chandler, AZ 85248, or sent via email to Manufacturerdiversity@motorola.com.

10.
Product Safety and Regulatory Compliance

Manufacturer shall ensure that all Products and services provided comply with all applicable regulations and laws, including all applicable product safety, environmental, and recycling regulations and laws.

11.
ICT Manufacturer Self Assessment Questionnaire

Upon Motorola’s request, Manufacturer shall obtain a subscription to the Global e-sustainability Initiative (GeSI) and Electronic Industry Code of Conduct’s (EICC) online system E-TASC at www.E-TASC.com and complete the ICT Manufacturer Self-Assessment within that system.

12.
ICT Manufacturer Self Assessment Questionnaire

Upon Motorola’s request, Manufacturer will obtain a subscription to the Global e-sustainability Initiative (GeSI) and Electronic Industry Code of Conduct’s (EICC) online system E-TASC at www.E-TASC.com and complete the ICT Supplier Self-Assessment within that system. Details regarding this ICT Supplier Self Assessment Questionnaire and Motorola Corporate Responsibility initiatives are available for review at: http://compass.mot.com/web/wikinethome.

EXHIBIT E

PRODUCT WARRANTY

Licensee shall include a written warranty statement on or in all Product packaging. Such warranty shall, at a minimum:

a.
comply with all applicable laws of the country or countries in which the Product is sold;
b.
specify what components the warranty covers;
c.
specify the time period of the warranty, which shall be no less than one (1) and no more than five (5) years from date of purchase;
d.
specify the remedy (e.g. repair, replacement, or refund) if the Product does not conform to the warranty;
e.
specify the Licensee’s toll-free telephone number available to Product purchasers for warranty and other support;
f.
to the extent allowed by law, exclude consequential, incidental and punitive damages and limit any remedies to repair, replace or refund; and
g.
clearly indicate that Motorola is not responsible for warranty support of the Product
h.
be substantively equivalent to the sample warranty statement below:

The following statement shall be used for all goods sold in the United States:
Statement of Limited Warranty: (Licensee) warrants that for a period of — years from the date of purchase that this product 1) is free from defects in materials and workmanship and 2) conforms to its specifications. If this product does not function as warranted during the warranty period, (Licensee), at its option, will either replace this product with one that is functionally equivalent or will refund your purchase price. These are your exclusive remedies under this warranty. Please call 1-800 (XXXXXXXX) for warranty service.

This product is manufactured, distributed or sold by XXXXXX, official licensee for this product. MOTOROLA and the Stylized M Logo (and/or insert other Marks, as applicable) are trademarks or registered trademarks of Motorola Trademark Holdings, LLC. and are used under license. All other trademarks are the property of their respective owners. © 20XX Motorola Mobility LLC. (with X being the date of publication) All rights reserved. Please contact XXXXXX at YYYYYYYY for questions/comments, warranty, support, or service related to this product

This warranty will be voided by misuse, improper physical environment, accident, or improper maintenance by you. THIS WARRANTY REPLACES ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AN]) FITNESS FOR A PARTICULAR PURPOSE. THESE WARRANTIES GIVE YOU SPECIFIC LEGAL RIGHTS AND YOU MAY ALSO HAVE OTHER RIGHTS WHICH VARY FROM JURISDICTION TO JURISDICTION. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF EXPRESS OR IMPLIED WARRANTIES, SO THE ABOVE EXCLUSION OR LIMITATION MAY NOT APPLY TO YOU. IN THAT EVENT, SUCH WARRANTIES ARE LIMITED IN DURATION TO THE WARRANTY PERIOD. NO WARRANTIES APPLY AFTER THAT PERIOD.

Circumstances may arise where, because of a default on (Licensee’s) part or other liability, you are entitled to recover damages from (Licensee). In each such instance, regardless of the basis on which you are entitled to claim damages from (Licensee) (including fundamental breach, negligence, misrepresentation, or other contract or tort claim), (Licensee) is only liable for:

1.
damages for bodily injury (including death) and damage to real property and tangible personal property; and
2. the amount of any other actual direct damages or loss, up to the greater of $500 or the price paid for this product.

UNDER NO CIRCUMSTANCES IS (Licensee) OR XXX LIABLE FOR ANY OF THE FOLLOWING: (1) THIRD-PARTY CLAIMS AGAINST YOU FOR LOSSES OR DAMAGES (OTHER THAN THOSE UNDER THE FIRST ITEM LISTED ABOVE); (2) LOSS OF, OR DAMAGE TO, YOUR RECORDS OR DATA: OR (3) SPECIAL, INCIDENTAL OR INDIRECT DAMAGES OR FOR ANY ECONOMIC CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR SAVINGS), EVEN IF (Licensee) OR XXX ARE INFORMED OF THEIR POSSIBILITY. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE EXCLUSION OR LIMITATION MAY NOT APPLY TO YOU.

EXHIBIT F

Compliance with Laws and Ethical Standards

1.
Ethical Conduct, Anticorruption and Unfair Business Practices

Motorola has historically depended on product quality and superiority, combined with outstanding support capability, to sell its products. Accordingly, Licensee agrees to perform the services hereunder with the highest ethical standards. Motorola will not do business with any entity or person where Motorola believes that payoffs or similar improper or unethical practices are involved. Motorola expects its Licensees to abide by this policy and not to have a relationship with another entity or person, or engage in any activity that results or may result in a conflict of interest, or embarrassment to Motorola, or harm to Motorola's reputation. Licensee will: (i) maintain transparency and accuracy in corporate record keeping; (ii) act lawfully and with integrity in handling competitive data, proprietary information and other intellectual property; and (iii) comply with legal requirements regarding fair competition and antitrust, and accurate and truthful marketing. Licensee will not engage in corrupt practices, including public or private bribery or kickbacks. If Licensee fails to comply in any respect with all of these requirements, then Motorola may immediately and without liability terminate this Agreement.

2.             Antidiscrimination and Humane Treatment of Workers

a.            Licensee will employ workers on the basis of their ability to do the job and not on the basis of their personal characteristics or beliefs.

b.            Licensee will assure that Products (including parts) will not be produced, manufactured, mined, or assembled with the use of forced, prison, or indentured labor, including debt bondage, or with the use of illegal child labor in violation of International Labor Conventions for minimum age (ILO-C138) and child labor (ILO-C182). If Licensee recruits contract workers, Licensee will pay agency recruitment commissions, will not require workers to remain in employment for any period of time against their will, and will not impose any early termination penalties on workers. If Licensee provides housing or eating facilities, Licensee will assure the facilities are operated and maintained in a safe, sanitary and dignified manner.

c.            Licensee will operate safe, healthy and fair working environments, including managing operations so levels of overtime do not create inhumane working conditions. Licensee will pay workers at least the minimum legal wage, or where no wage laws exist, the local industry standard. Licensee will assure that workers are free to join, or refrain from joining, associations of their own choosing, unless otherwise prohibited by law. Licensee will not routinely require workers to work in excess of six consecutive days without a rest day.

3.             Environmental Protection

a.            Licensee will implement a functioning environmental management system in accordance with ISO 14001 or equivalent. Third-party registration is recommended but not required.

b.            Licensee certifies that Products and their parts do not contain and are not manufactured with a process that uses any Class I ozone-depleting substances (as identified in 40 CRF Part 82 Appendix A to Subpart A, or as subsequently identified by the U.S. Environmental Protection Agency as Class I ozone-depleting substances). For Products imported into the United States, Licensee will provide Motorola with a completed and signed ODS Certification Questionnaire, accessible at the following URL: http://www.motorola.com/content.jsp?globalObjectId=8343

c.            For Products used as parts for Motorola products, including the packaging used with such products and any manuals that accompany such products in the ordinary course, Licensee will provide material disclosure or certification, as defined in Motorola’s Controlled and Reportable Materials Disclosure Process, accessible at the following URL: http://www.motorola.com/mot/doc/1/1501_MotDoc.pdf

4.
Material Safety Data Sheets

Licensee will electronically provide material safety data sheets, chemical safety data sheets, or equivalent documentation for all chemicals sold to Motorola. For all chemicals supplied or imported into the United States, Licensee will certify that the chemicals are listed on the Toxic Substances Control Act, 15 USCS §2601, et. seq., chemical inventory, or are subject to an exemption specified in the material safety data sheets.

5.
Imports and Customs

Licensee will comply with all import and customs laws, regulations and administrative determinations of the importing country. Licensee will comply with the security criteria of the importing country’s government security program. If Licensee is providing Products to be delivered to, or Services to support delivery to, the U.S., Licensee will comply with the security criteria of the U.S. Customs and Border Protection’s Customs-Trade Partnership against Terrorism (C-TPAT) Program (available on http://www.cbp.gov).

6.
Export Restriction

If Licensee is the exporter of record for any shipments, Licensee will obtain all export authorizations from the U.S. government or other governments that may be required to lawfully make such shipments.

7.
Utilization of Small Business Concerns

If applicable, Licensee will comply with the provisions of U.S. Federal Acquisition Regulation (FAR) 52.219-8 pertaining to Utilization of Small Business Concerns, as well as any other state and local, small and other business utilization laws.

8.
Equal Opportunity

If applicable, Licensee will comply with the provisions of FAR 52.222-21, 52.222-26, 52.222-35, and 52.222-36 pertaining to Segregated Facilities, Equal Opportunity, Equal Opportunity for Veterans, and Affirmative Action for Workers with Disabilities. If applicable, Licensee will maintain, at each establishment, affirmative action programs required by the rules of the U.S. Secretary of Labor (41 CFR 60-1 and 60-2).

9.
Government Subcontract

If an Order is issued under a government contract, Licensee will comply with the terms of the government contract that appear on the Order, and with any other applicable laws, regulations and executive orders.

10.
Licensee Diversity

If Licensee is located in the United States or is supplying Products to Motorola locations based in the United States, Licensee will track and report its Supply Chain’s spend with minority-owned, women-owned and disabled veteran-owned business enterprises located in the United States. Licensee and Motorola will agree on a goal for Licensee’s Supply Chain spend, based upon a percentage of Licensee’s total gross revenues under this Agreement. Licensee will submit quarterly progress reports, in a format designated by Motorola, by the twenty-fifth day of the month following the end of each calendar quarter. All reports will be forwarded to the Motorola Licensee Diversity Group, 2501 S. Price Road, M/D G1232, Chandler, AZ 85248, or sent via email to supplierdiversity@motorola.com.

11.
Product Safety and Regulatory Compliance

Licensee will ensure that all Products and services provided comply with all applicable regulations and laws, including all applicable product safety, environmental, and recycling regulations and laws.

12.
ICT Licensee Self Assessment Questionnaire

Upon Motorola’s request, Licensee will obtain a subscription to the Global e-sustainability Initiative (GeSI) and Electronic Industry Code of Conduct’s (EICC) online system E-TASC at www.E-TASC.com and complete the ICT Supplier Self-Assessment within that system. Details regarding this ICT Supplier Self Assessment Questionnaire and Motorola Corporate Responsibility initiatives are available for review at: http://compass.mot.com/web/wikinethome.